Exhibit 99.1

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

Consolidated Financial Statements

As of April 27, 2014 and April 28, 2013 and for

the Fiscal Years Ended April 27, 2014, April 28, 2013 and April 29, 2012

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors and Stockholders

SPF Holdings II, LLC

We have audited the accompanying consolidated financial statements of Blue Acquisition Group, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of April 27, 2014 and April 28, 2013, and the related consolidated statements of operations, comprehensive income (loss), temporary equity and stockholders’ equity, and cash flows for each of the years ended April 27, 2014, April 28, 2013 and April 29, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Blue Acquisition Group, Inc. and its subsidiaries as of April 27, 2014 and April 28, 2013, and the results of their operations and their cash flows for the three years ended April 27, 2014, April 28, 2013 and April 29, 2012 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California

March 5, 2015 except for Note 19

As to which the date is August 19, 2015

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share data)

	April 27, 2014	April 28, 2013
ASSETS

Cash and cash equivalents	$112.8	$581.4
Trade accounts receivable, net of allowance	127.2	96.9
Inventories, net	227.5	168.8
Prepaid expenses and other current assets	164.3	70.6
Discontinued operations-assets	—	2,085.2

Total current assets	631.8	3,002.9

Property, plant and equipment, net	375.4	357.2
Goodwill	2,113.4	1,976.1
Intangible assets, net	2,155.2	1,919.8
Other assets, net	87.8	107.1

Total assets	$5,363.6	$7,363.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$367.8	$329.5
Current portion of long-term debt	17.3	74.5
Discontinued operations-liabilities	—	346.4

Total current liabilities	385.1	750.4

Long-term debt, net of discount	2,603.0	3,902.7
Deferred tax liabilities	792.1	965.6
Other non-current liabilities	95.3	150.5

Total liabilities	3,875.5	5,769.2

Common stock, restricted common stock and stock options classified as temporary equity	23.1	27.9

Stockholders’ equity:
Common stock ($0.01 par value per share, shares authorized:
1,000,000,000; 314,402,328 and 313,816,281 issued and outstanding, respectively)	3.1	3.1
Additional paid-in capital	1,563.4	1,559.0
Accumulated other comprehensive income (loss)	8.4	(16.4)
Retained earnings (accumulated deficit)	(109.9)	20.3

Total stockholders’ equity	1,465.0	1,566.0

Total liabilities, common stock, restricted common stock and stock options classified as temporary equity and stockholders’ equity	$5,363.6	$7,363.1

See accompanying Notes to the Consolidated Financial Statements.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Net sales	$2,190.1	$1,989.0	$1,860.8
Cost of products sold	1,408.8	1,301.0	1,219.4

Gross profit	781.3	688.0	641.4
Selling, general and administrative expense	526.5	454.9	431.9

Operating income	254.8	233.1	209.5
Loss on partial debt extinguishment	52.4	9.1	—
Interest expense	219.2	248.1	250.3
Other (income) expense, net	(12.1)	(9.8)	49.6

Loss from continuing operations before income taxes	(4.7)	(14.3)	(90.4)
Provision (benefit) for income taxes	3.1	(8.3)	(23.5)

Loss from continuing operations	(7.8)	(6.0)	(66.9)
Income (loss) from discontinued operations before income taxes	(75.1)	152.7	154.0
Provision for income taxes	47.3	54.5	54.5

Income (loss) from discontinued operations	(122.4)	98.2	99.5

Net income (loss)	$(130.2)	$92.2	$32.6

See accompanying Notes to the Consolidated Financial Statements.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Net income (loss)	$(130.2)	$92.2	$32.6

Other comprehensive income (loss):
Foreign currency translation adjustments	0.8	(0.6)	(0.6)
Pension and other postretirement benefits adjustments:
Pension liability adjustment (net of applicable tax expense (benefit) of $9.4, $2.3, and $(11.1), respectively)	15.1	3.6	(17.8)
Gain (loss) on cash flow hedging instruments (net of applicable tax expense (benefit) of $5.5, $(4.1), and $0.0, respectively)	8.9	(6.5)	—

Total other comprehensive income (loss)	24.8	(3.5)	(18.4)

Comprehensive income (loss)	$(105.4)	$88.7	$14.2

See accompanying Notes to the Consolidated Financial Statements

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

(in millions, except share data)

	Temporary Equity	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity

		Shares	Amount
Balances at May 1, 2011	35.9	312,960,881	$3.1	$1,545.4	$5.5	$(104.5)	$1,449.5

Issuance of common stock	—	400,000	—	2.0	—	—	2.0
Net Income	—	—	—	—	—	32.6	32.6
Other comprehensive loss	—	—	—	—	(18.4)	—	(18.4)
Transfers between permanent and temporary equity and liabilities for employee held equity instruments	(8.0)	—	—	(2.0)	—	—	(2.0)
Stock option expense	—	—	—	9.7	—	—	9.7

Balances at April 29, 2012	27.9	313,360,881	3.1	1,555.1	(12.9)	(71.9)	1,473.4
Net Income	—	—	—	—	—	92.2	92.2
Other comprehensive loss	—	—	—	—	(3.5)	—	(3.5)
Transfers between permanent and temporary equity and liabilities for employee held equity instruments	—	—	—	(3.4)	—	—	(3.4)
Stock option expense	—	—	—	5.0	—	—	5.0
Restricted stock and amortization of unearned compensation	—	455,400	—	2.3	—	—	2.3

Balances at April 28, 2013	27.9	313,816,281	3.1	1,559.0	(16.4)	20.3	1,566.0
Issuance of common stock	—	102,850	—	0.7	—	—	0.7
Net Loss	—	—	—	—	—	(130.2)	(130.2)
Other comprehensive income	—	—	—	—	24.8	—	24.8
Transfers between permanent and temporary equity and liabilities for employee held equity instruments	(4.8)	—	—	(6.9)	—	—	(6.9)
Stock compensation expense	—	—	—	8.2	—	—	8.2
Restricted stock and amortization of unearned compensation	—	483,197	—	2.4	—	—	2.4

Balances at April 27, 2014	23.1	314,402,328	$3.1	$1,563.4	$8.4	$(109.9)	$1,465.0

See accompanying Notes to the Consolidated Financial Statements.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS1

(in millions)

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Operating activities:
Net income (loss)	$(130.2)	$92.2	$32.6

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	127.5	154.5	149.8
Deferred taxes	(305.7)	(9.6)	15.5
Write off of debt issuance costs and loss on debt refinancing/repricing	37.1	9.1	—
Redemption premium on senior subordinated notes redeemed	15.3	—	—
Gain on disposition of Consumer Products Business	(1.2)	—	—
Loss on asset disposals	7.7	5.6	3.6
Stock compensation expense	14.5	7.3	9.7
Unrealized (gain) loss on derivative financial instruments	(33.1)	(38.1)	53.4
Impairment on assets held for sale	193.8	—	—
Other items, net	(1.3)	(0.1)	0.2
Changes in operating assets and liabilities:
Trade accounts receivable, net	(26.6)	(1.0)	6.7
Inventories	(219.1)	24.0	14.3
Prepaid expenses and other current assets	(31.8)	18.1	41.2
Other assets, net	(17.1)	(2.8)	—
Accounts payable and accrued expenses	(37.4)	53.4	25.7
Other non-current liabilities	(1.5)	(6.3)	(12.0)

Net cash provided by (used in) operating activities	(409.1)	306.3	340.7

Investing activities:
Merger, net of cash acquired	—	—	(41.0)
Capital expenditures	(79.6)	(108.0)	(81.8)
Net costs from asset disposals	(2.6)	—	—
Cash used in business acquisition, net of cash acquired	(334.6)	—	—
Payment for asset acquisition	—	(12.0)	—
Net proceeds from sale of Consumer Products Business	1,740.8	—	—
Purchase of equity method investments	(18.5)	—	—
Other items, net	—	3.6	—

Net cash provided by (used in) investing activities	1,305.5	(116.4)	(122.8)

Financing activities:
Issuance of common stock	0.7	—	2.0
Proceeds from short-term borrowings	239.9	9.3	8.4
Payments on short-term borrowings	(240.9)	(7.9)	(13.7)
Proceeds from long-term debt	—	100.0	—
Principal payments on long-term debt	(1,355.5)	(97.8)	(20.3)
Payments of debt-related costs	(23.7)	(4.2)	(0.1)

Net cash used in financing activities	(1,379.5)	(0.6)	(23.7)

Effect of exchange rate changes on cash and cash equivalents	1.7	2.1	3.4
Net change in cash and cash equivalents	(481.4)	191.4	197.6

Cash and cash equivalents at beginning of period	594.2	402.8	205.2

Cash and cash equivalents at end of period	$112.8	$594.2	$402.8

1	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories.

See accompanying Notes to the Consolidated Financial Statements

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Note 1.	Business and Basis of Presentation

Blue Acquisition Group, Inc. (together with its subsidiaries, “the Company”) was incorporated in Delaware on November 19, 2010, in connection with the acquisition of Del Monte Foods Company (“DMFC”) on March 8, 2011 by an investor group led by funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), Vestar Capital Partners (“Vestar”) and Centerview Capital, L.P. (“Centerview,” and together with KKR and Vestar, the “Sponsors”). Under the terms of the merger agreement, DMFC’s stockholders received $19.00 per share in cash. The aggregate purchase price was approximately $4.0 billion and was funded primarily through debt financings and equity contributions from affiliates of the Sponsors and other equity investors. DMFC stockholders approved the transaction on March 7, 2011 and DMFC’s common stock ceased trading on the New York Stock Exchange before the opening of the market on March 9, 2011.

The acquisition (also referred to as the “Merger”) was effected by the merger of Blue Merger Sub Inc. (“Blue Sub”) with and into DMFC, with DMFC being the surviving corporation. As a result of the Merger, DMFC became a wholly-owned subsidiary of the Company. Substantially all of the Company’s outstanding common stock is held by Blue Holdings I, L.P., an investment fund that is owned in its entirety by funds affiliated with the Sponsors and related entities. Blue Holdings GP, LLC is the general partner of Blue Holdings I, L.P. Funds affiliated with the Sponsors and related entities own controlling interests in Blue Holdings GP, LLC.

Del Monte Corporation (“DMC,” together with its consolidated subsidiaries, “Del Monte”) was a direct, wholly-owned subsidiary of DMFC. On April 26, 2011, DMFC merged with and into DMC, with DMC being the surviving corporation. As a result of this merger, DMC became a direct wholly-owned subsidiary of the Company. In connection with the sale of the Consumer Products Business (see “Discontinued Operations and Assets Held for Sale” below) on February 18, 2014, DMC changed its name to Big Heart Pet Brands (together with its consolidated subsidiaries, “Big Heart Pet”). As the Company is a holding company with no direct operations, the consolidated financial results of the Company reflect that of Big Heart Pet. The term “Operating Subsidiary” is used herein to refer to DMC prior to the company name change in February 2014 and to Big Heart Pet subsequent to the company name change in February 2014.

The Company operates on a 52 or 53-week fiscal year ending on the Sunday closest to April 30. The results of operations for fiscal 2014, fiscal 2013, and fiscal 2012 each contain 52 weeks.

Big Heart Pet is the largest U.S. standalone producer, distributor and marketer of premium quality, branded pet food and pet snacks.

The Company’s pet food and pet snacks brands include Meow Mix®, Milk-Bone®, Kibbles ‘n Bits®, 9Lives®, Natural Balance®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names. The Company has one operating segment:

Pet Products, which manufactures, markets and sells branded and private label dry and wet pet food and pet snacks. The former Consumer Products segment is now reported as discontinued operations. The Consumer Products segment manufactured, marketed and sold branded and private label shelf-stable products, including fruit, vegetable, tomato and broth products with food brands that included Del Monte, Contadina, College Inn, S&W and other brand names. See “Discontinued Operations and Assets Held for Sale” below for details on the divestiture.

As described in Note 5, on July 15, 2013, the Operating Subsidiary completed the acquisition of Natural Balance Pet Foods, Inc. (“Natural Balance”), by obtaining 100% of the voting interest of Natural Balance. Natural Balance is a maker of premium pet products for dogs and cats sold throughout North America.

On July 11, 2013, the Operating Subsidiary purchased a minority equity interest in a co-packer for $14.6 million. The investment is accounted for under the equity method and is stated at cost plus the Company’s share of undistributed earnings.

On September 16, 2013, the Operating Subsidiary formed a joint venture with a supplier. Investments through April 27, 2014 totaled $3.9 million. The investment is accounted for under the equity method and is stated at cost plus the Company’s share of undistributed earnings.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Discontinued Operations and Assets Held for Sale

On October 9, 2013, the Operating Subsidiary entered into a Purchase Agreement (the “Purchase Agreement”) with Del Monte Pacific Limited (“DMPL”) and its subsidiary, Del Monte Foods Consumer Products, Inc. (now known as Del Monte Foods, Inc.), (the “Acquiror”). Pursuant to the terms of the Purchase Agreement, the Operating Subsidiary sold to the Acquiror the interests of certain subsidiaries related to the Operating Subsidiary’s Consumer Products business (the “Consumer Products Business”) and generally all assets primarily related to the Consumer Products Business (the “Transferred Assets”) for a purchase price of $1,675.0 million, subject to a post-closing working capital adjustment. The Acquiror assumed the related liabilities (other than certain specified excluded liabilities). The transaction closed on February 18, 2014 and the Operating Subsidiary received gross proceeds equal to the purchase price plus an incremental preliminary working capital adjustment of approximately $110 million, subject to a true-up in accordance with the terms of the Purchase Agreement. See Note 7 for use of the after tax net proceeds in connection with the sale. Following closing, the Operating Subsidiary had continuing involvement with the Acquiror under the terms of a transition services agreement and had continuing cash flows with the discontinued operation for 12 months after the transaction close date. Management assessed the nature of its continuing involvement, which included providing continued information technology, accounting and administrative service functions during the term of the agreement, and continuing cash flows and determined them to not be significant.

Accordingly, the results of the Consumer Products Business have been reported as discontinued operations for all periods presented. Expenses allocated to discontinued operations are limited to selling, administrative and distribution expenses that were directly attributable to the Consumer Products Business. Consequently, certain expenses that have historically been allocated to the Consumer Products Business are not included in discontinued operations. The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories in the Consolidated Statements of Cash Flows for all periods presented.

Any net proceeds not committed for reinvestment within 12 months of the transaction closing date were required to be used to repay debt. As such, interest expense has not been allocated to discontinued operations.

Unless otherwise noted, all subsequent footnote disclosures represent continuing operations with the exception of Note 4, which details the assets and liabilities of discontinued operations for the periods presented, as well as the results of operations for discontinued operations.

Note 2.	Significant Accounting Policies

Trade Promotions: Accruals for trade promotions are recorded primarily at the time a product is sold to the customer based on expected levels of performance. Settlement of these liabilities typically occurs in subsequent periods through an off-invoice allowance at the time of sale or through an authorized process for deductions taken by a customer from amounts otherwise due to the Company. Deductions are offset against related trade promotion accruals. The original estimated costs of trade promotions are reasonably likely to change in the future. Evaluations of the trade promotion liability are performed monthly and adjustments are made where appropriate to reflect changes in the Company’s estimates. Trade spending is recorded as a reduction to gross sales.

Goodwill and Intangibles with Indefinite Lives: The Company does not amortize goodwill and intangible assets with indefinite lives, but instead tests for impairment at least annually. Additional impairment tests may be performed between annual tests if circumstances indicate that a potential impairment exists. The Company has designated the first day of the fourth fiscal quarter as the annual impairment testing date, at which time the Company engages third-party valuation experts to assist in the valuation of its intangible assets with indefinite lives and reporting units that have goodwill assigned to them.

When conducting the annual impairment test for goodwill, the Company compares the estimated fair value of a reporting unit containing goodwill to its book value. The estimated fair value is computed using two approaches: the income approach, which is the present value of expected cash flows, discounted at a risk-adjusted weighted-average cost of capital; and the market approach, which is based on using market multiples of companies in similar lines of business. If the fair value of the reporting unit is determined to be more than its book value, no goodwill impairment is recognized.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

If the fair value of the reporting unit is determined to be less than its book value, actual goodwill impairment, if any, is computed using a second step of the impairment test. The second step requires the fair value of the reporting unit to be allocated to all the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination at the date of the impairment test. The excess of the fair value of the reporting unit over the fair value of assets less liabilities is the implied value of goodwill and is used to determine the amount of impairment.

For intangible assets with indefinite lives, estimated fair value is determined using the relief from royalty method, which is based upon the estimated rent or royalty the Company would pay for the use of a brand name if the Company did not own it and discounted at a risk-adjusted weighted-average cost of capital.

In estimating discounted future cash flows, management uses historical financial information, as well as the Company’s operating plans and projections, which include assumptions regarding sales trends and profitability, as well as macroeconomic factors. Considerable judgment is necessary in estimating future cash flows, market interest rates, discount rates, and other factors used in the income approach, market approach or relief from royalty method used to value goodwill and intangible assets with indefinite lives. Different assumptions regarding future performance, discount rates or other factors could result in future impairment losses.

Retirement Benefits: The Company sponsors a qualified defined benefit pension plan and several unfunded defined benefit postretirement plans, providing certain medical, dental and life insurance and other benefits to eligible retired, salaried, non-union hourly and union employees. Under the direction of the Company, third-party actuaries utilize statistical and other factors to anticipate future events in calculating an estimate of the expense and liabilities related to these plans. The actuarial reports are used by the Company in estimating the expenses and liabilities related to these plans. The factors utilized by the Company’s actuaries include assumptions about the discount rate, expected return on plan assets, the health care cost trend rate, withdrawal and mortality rates and the rate of increase in compensation levels. These assumptions may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter mortality of participants. These differences may impact the amount of retirement benefit expense recorded by the Company in future periods. The funded status of the Company’s pension and other postretirement plans is recorded as an asset or a liability and all unrecognized gains or losses, net of tax, are recorded as a component of accumulated other comprehensive income (loss) (“AOCI”) within stockholders’ equity.

Stock Compensation Expense: The Company expenses employee stock option grants and other stock-based compensation over the vesting period, based on the fair value on the date the stock-based compensation was granted. The Company recognizes stock compensation expense for performance-based stock options over the implied service periods when the Company believes it is probable that the performance targets, as defined in the stock agreements, will be achieved.

Redeemable Common Stock, Restricted Common Stock and Stock Options: The terms of certain issued common stock held by individuals and restricted common stock and stock options allow the holders to redeem shares and options, under certain circumstances, outside of the Company’s control. Therefore, as the shares and options vest, they are reclassified to temporary equity on the Consolidated Balance Sheets and are not included as a component of permanent stockholders’ equity. The amount of the reclassification (and corresponding book value of temporary equity) for common stock and restricted common stock is equal to the grant date fair value and the amount of the reclassification (and corresponding book value of temporary equity) for stock options is equal to the intrinsic value on the grant or modification date as applicable. The Company has not adjusted the book value of temporary equity to redemption value since the Company does not believe it is probable, as of all the fiscal periods presented, that the conditions that allow certain common stock, restricted common stock and stock options to become redeemable will occur. As the conditions that allow the shares and options to become redeemable are not probable, the redeemable shares and options do not have a maturity date. In addition, as indicated in Note 10. “Stock Plans,” following the termination of employment of an optionholder, shares received pursuant to the exercise of options generally remain subject to certain put and call rights which vary depending on the nature of the termination. As optionholder terminations occur, the underlying equity instruments become liability-classified and the Company reclassifies the equity instruments to accrued liabilities. On the Consolidated Statement of Temporary Equity and Stockholders’ Equity, “Transfers between permanent and temporary equity and liabilities for employee held equity instruments” includes reclassifications to accrued liabilities for employee held equity instruments that become liability-classified due to optionholder terminations.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Cash Equivalents: The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

Inventories: The cost of finished products inventories includes raw materials, direct labor, certain freight and warehousing costs and indirect production and overhead costs. Inventories are stated at the lower of cost or market. The Company uses the first-in, first-out (“FIFO”) method to value its inventories.

Property, Plant and Equipment and Depreciation: Property, plant and equipment are stated at cost and are depreciated over their estimated useful lives, using the straight-line method. Maintenance and repairs are expensed as incurred. Significant expenditures that increase useful lives are capitalized. The principal estimated useful lives generally are as follows:

Useful lives
Land improvements	5-40 years
Building and leasehold improvements	10-50 years
Machinery and equipment	10-20 years
Computers and software	3-7 years

Depreciation of plant and equipment and leasehold amortization was as follows (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Depreciation and amortization	$39.2	$48.4	$44.1

The Company’s capitalization of software development costs for internal use begins in the application development stage and ends when the asset is placed into service. The Company amortizes such costs using the straight-line method over estimated useful lives. Including costs paid to third-party vendors, the Company capitalized the following related to systems supporting the Company’s infrastructure (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Capitalized software development costs	$9.9	$6.9	$7.4

The Company had certain assets classified as held for sale for continuing operations with a net book value of $9.5 million as of April 27, 2014. The Company did not have any assets classified as held for sale for continuing operations as of April 28, 2013.

Long-lived Assets: The Company reviews asset groups containing long-lived assets held and used (including intangible assets with finite lives) and assets held for sale for impairment whenever events or changes in circumstances indicate that the book value of an asset may not be recoverable. If an evaluation of recoverability was required, the estimated undiscounted future cash flows associated with the asset or asset group would be compared to the asset’s book value to determine if a write-down was required. If the undiscounted cash flows are less than the book value, an impairment loss is recorded to the extent that the book value exceeds the fair value. If management has committed to a plan to dispose of long-lived assets, the assets to be disposed of are reported at the lower of book value or fair value less estimated costs to sell.

The Company’s intangible assets with estimable lives generally have lives ranging between 5 and 22 years and are amortized on a straight-line basis.

Deferred Debt Issuance Costs: The Company capitalizes costs associated with the issuance of debt instruments and amortizes these costs as interest expense over the term of the debt agreements. Amortization expense for deferred charges was as follows (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Amortization expense	$19.8	$23.2	$24.3

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Deferred debt issuance costs are included in other assets in the Consolidated Balance Sheets. Refer to Note 7 for a discussion of debt issuance costs for certain periods.

Derivative Financial Instruments: The Company uses derivative financial instruments for the purpose of managing risks associated with interest rates, commodity, transportation, foreign currency exchange rates and other input price exposures. The Company does not trade or use instruments with the objective of earning financial gains on interest rate, foreign currency, commodity or other fluctuations alone, nor does it use instruments where there are not underlying exposures. All derivative instruments are recorded in the Consolidated Balance Sheets at fair value.

The Company utilizes hedging instruments whose change in fair value acts as an economic hedge but does not meet the requirements to receive hedge accounting treatment (“economic hedge”). For derivatives designated as economic hedges, all changes in fair value are recognized in other (income) expense. In addition, the Company has utilized derivative contracts designated as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”). The effective portion of the change in the fair value of a derivative that is designated as a cash flow hedge is recognized in other comprehensive income (loss) (“OCI”). The gain or loss included in OCI is subsequently reclassified into earnings in the Consolidated Statements of Operations as the hedged item in the same period that the hedge transaction affected net income (loss). The ineffective portion of a change in fair value of a cash flow hedge is recognized in other (income) expense. The settlement of a cash flow hedging instrument is classified as an operating activity in the Consolidated Statements of Cash Flows. As of April 27, 2014, the Company had both cash flow hedges and economic hedges.

Fair Value of Financial Instruments: The Company has both fixed and floating rate debt. The Company uses Level 2 inputs to estimate the fair value of such debt.

The following table provides the book value and fair value of the Company’s fixed rate notes (“Senior Notes”) (in millions):

	April 27, 2014		April 28, 2013
	Book value	Fair value	Book value	Fair value

Senior Notes	$900.0	$938.3	$1,300.0	$1,381.3

The book value of the Company’s floating rate debt instruments approximates fair value. Fair value for both fixed and floating rate debt was estimated based on quoted market prices from the trading desk of a nationally recognized investment bank. As the Senior Notes are only available to investors through certain brokerage firms, and as a result not actively traded, the Company has classified this debt as Level 2 of the fair value hierarchy. See Note 9 for a discussion regarding the fair value hierarchy and the definition of Levels 1, 2 and 3.

Income Taxes: The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement book values of existing assets and liabilities and their respective tax bases, and for tax losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. An uncertain tax position is recognized if it is determined that it is more likely than not to be sustained upon examination. The tax position is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The Company files a consolidated return.

Asset Retirement Obligations: Asset retirement obligations generally apply to legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction or development and the normal operation of a long-lived asset. The Company assesses asset retirement obligations on a periodic basis. If a reasonable estimate of fair value can be made, the fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred or a change in estimate occurs. Associated asset retirement costs are capitalized as part of the book value of the long-lived asset. Over time the liability increases reflecting the accretion of the obligation from its present value to the amount the Company will pay to extinguish the liability and the capitalized asset retirement costs are depreciated over the useful lives of the related assets. As of April 27, 2014 and April 28, 2013, the asset retirement obligation totaled $4.6 million and $4.3 million, respectively. In addition, certain of the Company’s production facilities may contain asbestos that would have to be removed if such facilities were to be demolished or undergo a major renovation. The Company cannot reasonably estimate the fair value of the liability for asbestos removal at its production facilities, and because

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

the timing of the settlement of any such liability is not currently determinable, has not recorded an asset retirement obligation for these matters.

Retained-Insurance Liabilities: The Company accrues for retained-insurance risks associated with the deductible portion of any potential liabilities that might arise out of claims of employees, customers or other third parties for personal injury or property damage occurring in the course of the Company’s operations. A third-party actuary is engaged to assist the Company in estimating the ultimate costs associated with certain retained insurance risks. Additionally, the Company’s estimate of retained-insurance liabilities is subject to change as new events or circumstances develop which might materially impact the ultimate cost to settle these losses.

Environmental Remediation: The Company accrues for losses associated with environmental remediation obligations when such losses are probable and the amounts of such losses are reasonably estimable. Accruals for estimated losses from environmental remediation obligations are recognized no later than the completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change.

Comprehensive Income (Loss): Comprehensive income (loss) is comprised of net income (loss) and OCI. OCI is comprised of pension and other postretirement employee benefit adjustments, net of tax, currency translation adjustments and net unrealized gains or losses on cash flow hedging instruments, net of tax.

Revenue Recognition: The Company recognizes revenue from sales of products, and related costs of products sold, where persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed or determinable and collectability is reasonably assured. This generally occurs when the customer receives the product or at the time title passes to the customer. Customers generally do not have the right to return product unless damaged or defective. Net sales is comprised of gross sales reduced by customer returns, consumer promotion costs relating to coupon redemption, trade promotions, performance allowances, customer pick-up allowances and discounts.

Concentration of Credit Risk: A relatively limited number of customers account for a large percentage of the Company’s total sales. One customer accounted for a substantial portion of the Company’s list sales, which approximates gross sales. The table below shows the percentage of list sales for the leading customer, as well as the top ten customers for the periods indicated:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Leading customer	39.0%	43.7%	43.8%
Top ten customers	72.3%	74.0%	72.4%

The leading customer accounted for approximately 36.6% and 44.6% of trade accounts receivable as of April 27, 2014 and April 28, 2013, respectively. The Company closely monitors the credit risk associated with its customers.

Coupon Redemption: Coupon redemption costs are accrued in the period in which the coupons are offered based on estimates of redemption rates that are developed by management. Management’s estimates are based on recommendations from independent coupon redemption clearing-houses, as well as historical information. Should actual redemption rates vary from amounts estimated, adjustments to accruals may be required. Coupon redemption costs are recorded as a reduction to gross sales.

Cost of Products Sold: Cost of products sold represents expenses incurred that are directly connected with bringing the products to a salable condition. These costs include raw materials, packaging, labor, certain transportation and warehousing costs, as well as overhead expenses.

Foreign Currency Transactions: Gains and losses from foreign currency transactions (transactions denominated in a currency other than the functional currency) are included in other (income) expense.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Advertising Expense: Costs associated with advertising are generally expensed as incurred and included in selling, general and administrative expense. Marketing expense, which includes advertising expense, was as follows for the periods indicated (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Marketing expense	$154.4	$121.3	$99.0

Research and Development: Research and development costs are expensed as incurred and are included as a component of selling, general and administrative expense. Research and development costs were as follows for the periods indicated (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Research and development costs	$25.8	$21.7	$18.6

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation. The Company accounts for its investments in joint ventures under the equity method of accounting, under which the investment in the joint venture is adjusted for the Company’s share of the undistributed profit or loss of the joint venture.

Use of Estimates: The preparation of the consolidated financial statements, in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Recently Issued Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) related to comprehensive income. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. This new accounting pronouncement is effective for fiscal years and interim periods within those years, beginning after December 15, 2012, with early adoption permitted. Accordingly, the Company has included the enhanced disclosure in Note 12.

In May 2014, the FASB issued an ASU related to revenue from contracts with customers. The new standard provides a five-step approach to be applied to all contracts with customers. The ASU also requires expanded disclosures about revenue recognition. For the Company, the ASU is effective for annual reporting periods beginning after December 15, 2016, including interim periods. Early adoption is not permitted. The Company is currently evaluating this guidance and the impact it will have on its consolidated financial statements.

In August 2014, the FASB issued an ASU which provides guidance on determining when and how to disclose going-concern uncertainties in financial statements. The new accounting standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. This new ASU is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The Company is currently evaluating this guidance and the impact it may have on its interim and annual consolidated financial statements.

In January 2015, the FASB issued an ASU which provides guidance on the elimination of extraordinary items under GAAP. This ASU is effective for annual periods ending after December 15, 2016, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating this guidance and the impact it may have on its interim and annual consolidated financial statements.

In February 2015, the FASB issued an ASU which provides consolidation guidance and changes the way reporting enterprises evaluate consolidation for limited partnerships, investment companies and similar entities, as well as variable interest entities. The

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2015. The Company is currently evaluating this guidance and the impact it may have on its interim and annual consolidated financial statements.

Note 3.	Supplemental Financial Statement Information

	April 27, 2014	April 28, 2013
	(in millions)
Trade accounts receivable, net of allowance:
Trade	$127.2	$96.9
Allowance for doubtful accounts	—	—

Total	$127.2	$96.9

Inventories, net:
Finished products	$191.5	$138.6
Raw materials and in-process materials	24.5	18.8
Packaging materials and other	11.5	11.4

Total	$227.5	$168.8

Prepaid expenses and other current assets:
Prepaid expenses	$93.4	$30.0
Other current assets	70.9	40.6

Total	$164.3	$70.6

Property, plant and equipment, net:
Land and land improvements	$12.4	$12.4
Buildings and leasehold improvements	123.3	122.1
Machinery and equipment	256.8	222.9
Computers and software	58.8	47.2
Construction in progress	35.8	33.1

	487.1	437.7
Accumulated depreciation	(111.7)	(80.5)

Total	$375.4	$357.2

Accounts payable and accrued expenses:
Accounts payable-trade	$175.9	$153.8
Marketing, advertising and trade promotion	67.6	35.2
Accrued benefits, payroll and related costs	37.3	45.6
Accrued interest	21.2	33.7
Current portion of pension liability	8.5	10.0
Other current liabilities	57.3	51.2

Total	$367.8	$329.5

Other non-current liabilities:
Accrued postretirement benefits	$29.8	$55.6
Pension liability	17.1	25.7
Long-term hedge payable	9.8	33.5
Other non-current liabilities	38.6	35.7

Total	$95.3	$150.5

Accumulated other comprehensive income (loss)[1]:
Foreign currency translation adjustments	$—	$(0.8)
Pension and other postretirement benefits adjustments, net of tax	6.0	(9.1)
Income (loss) on cash flow hedging instruments, net of tax	2.4	(6.5)

Total accumulated other comprehensive income (loss)	$8.4	$(16.4)

[1]	Including discontinued operations.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Note 4.	Discontinued Operations

Net sales from discontinued operations for fiscal 2014 (through the sale date), fiscal 2013, and fiscal 2012 were $1,330.7 million, $1,830.4 million, and $1,815.4 million, respectively. Income (loss) from discontinued operations before income taxes for fiscal 2014, fiscal 2013, and fiscal 2012 was $(75.1) million, $152.7 million, and $154.0 million, respectively. Depreciation and amortization expense from discontinued operations for fiscal 2014, fiscal 2013, and fiscal 2012 was $22.2 million, $43.9 million and $42.5 million, respectively. Assets and liabilities of discontinued operations for the disposal group sold on February 18, 2014 included the following (in millions):

February 18, 2014
Cash and cash equivalents	$3.9
Trade accounts receivable, net of allowance	101.5
Inventories, net	742.1
Prepaid expenses and other assets	73.3
Property, plant and equipment, net	339.1
Goodwill	143.6
Intangible assets, net	669.6

Total discontinued operations-assets	$2,073.1

Accounts payable and accrued expenses	$155.3
Short-term borrowings	2.2
Pension and other post-retirement liabilities	129.8
Other liabilities	43.3

Total discontinued operations-liabilities	$330.6

As of April 27, 2014, the Company had recorded a gross receivable of $16.3 million for the working capital adjustment, in accordance with the Purchase Agreement. Subsequent to fiscal year end, the Operating Subsidiary received a Notice of Disagreement from the Acquiror disputing the $16.3 million working capital adjustment presented by the Operating Subsidiary as well as the incremental preliminary working capital adjustment of approximately $110 million paid by the Acquiror at closing on February 18, 2014. The Purchase Agreement specifies that such working capital disputes are to be submitted to and resolved by a mutually agreed upon independent certified public accounting firm in the United States of national recognition. The Company believes that the working capital adjustment presented to the Acquiror is appropriate, is in accordance with the terms of the Purchase Agreement and plans to vigorously defend its position. However, the Company cannot currently predict the ultimate outcome of this dispute.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Assets and liabilities of discontinued operations classified as held for sale as of the date indicated are reflected at fair value less costs to sell and include the following (in millions):

April 28, 2013
Cash and cash equivalents	$12.8
Trade accounts receivable, net of allowance	94.8
Inventories, net	553.3
Prepaid expenses and other assets	69.5
Property, plant and equipment, net	406.7
Goodwill	143.6
Intangible assets, net	804.5

Total discontinued operations-assets	$2,085.2

Accounts payable and accrued expenses	$197.7
Short-term borrowings	3.2
Pension and other post-retirement liabilities	96.8
Other liabilities	48.7

Total discontinued operations-liabilities	$346.4

Income (loss) from discontinued operations during the fiscal year ended April 27, 2014 reflects a non-cash impairment charge of $193.8 million before income taxes, recognized in the second quarter of fiscal 2014, in the Consolidated Statements of Operations. Income (loss) from discontinued operations before income taxes during the fiscal year ended April 27, 2014 reflects a gain recognized on sale of the Consumer Products Business of $1.2 million, exclusive of the non-cash impairment charge discussed above.

Deferred tax assets and liabilities, which result in future taxable or deductible amounts for the assets and liabilities related to the Consumer Products Business’ domestic operations, were not allocated to discontinued operations in accordance with GAAP.

Under the Purchase Agreement, and as defined therein, the Acquiror assumed all known or potential future legal liabilities related to the Consumer Products Business at the closing date of February 18, 2014.

Note 5.	Natural Balance Acquisition

On July 15, 2013, the Operating Subsidiary completed the acquisition of Natural Balance, a California corporation and maker of premium pet products for dogs and cats sold throughout North America. The total cost of the Natural Balance acquisition as of April 27, 2014, was $331.4 million and included an initial $341.1 million cash payment (including $26.2 million paid into an escrow account) and contingent consideration of $0.3 million, reduced by an estimated working capital adjustment and cash received from escrow. The total cost of the acquisition was subject to a post-closing working capital adjustment which was initially due from the Operating Subsidiary 90 days after closing (see discussion below). Final agreement of the working capital adjustment was reached subsequent to fiscal year end, and resulted in a net credit to the consolidated statements of operations of $0.9 million in fiscal 2015.

The acquisition was accounted for under the acquisition method. The purchase price was allocated to the identifiable assets and liabilities, including brand names, based on estimated fair value, with the remaining purchase price recorded as goodwill. The Company utilized an independent valuation firm to assist in estimating the fair value of Natural Balance’s real estate, machinery and equipment, and identifiable intangible assets.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

As of April 27, 2014, the Company had recorded an adjustment to certain working capital accounts as of the acquisition date and a corresponding receivable for the working capital adjustment, as referred to above. The Company’s allocation of the purchase price to the net tangible and intangible assets acquired and liabilities assumed, including the working capital adjustments referred to above, is as follows (in millions):

July 15, 2013
Cash and cash equivalents	$3.9
Trade accounts receivable	10.9
Inventories	24.8
Prepaid expenses and other current assets	0.4
Property, plant and equipment	4.9
Goodwill	137.3
Identifiable intangible assets	280.7
Deferred tax assets	2.6
Other assets	1.9

Total assets acquired	467.4

Accounts payable and accrued expenses	20.7
Other current liabilities	3.0
Deferred tax liabilities	107.4
Other non-current liabilities	4.6
Contingent consideration	0.3

Total liabilities assumed	136.0

Net assets acquired	$331.4

The acquisition of Natural Balance includes a contingent consideration arrangement that requires additional cash to be paid by the Company based on the future net sales of Natural Balance over a one year period. The range of the undiscounted amounts the Company could pay under the contingent consideration agreement is $0.0 million to $17.5 million, and is based on net sales measured acquisition date was $0.3 million and was based on the purchase agreement. The fair value of the contingent consideration on the acquisition date was estimated by applying the income approach. As of April 27, 2014, the Company recorded a fair value adjustment to contingent consideration of $2.8 million, which is included in selling, general and administrative expense in fiscal 2014. Subsequent to fiscal year end, the Company recorded a fair value adjustment of ($0.6) million, for a net fair value of $2.2 million as of October 26, 2014. The Company has classified the contingent consideration as Level 3 of the fair value hierarchy as it is based on unobservable inputs. Significant inputs and assumptions are management’s estimate of net sales using probability weighted estimates and the discount rate used to calculate the present value of the liability. Significant changes in any Level 3 input or assumption would result in increases or decreases to fair value measurements for contingent consideration. See Note 9 for a discussion regarding the fair value hierarchy and the definition of Levels 1, 2 and 3.

Goodwill is not deductible for tax purposes. The Operating Subsidiary executed the acquisition of Natural Balance with the objective of complementing its substantial pet products portfolio and expanding sales in the high growth pet specialty channel.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

The acquired business contributed net sales of $211.7 million from the acquisition date to April 27, 2014. The following unaudited pro forma financial information presents the combined results of operations of the Company, including Natural Balance, as if the acquisition had occurred as of the beginning of the periods presented. The unaudited pro forma financial information is not intended to represent or be indicative of the Company’s consolidated financial results of operations that would have been reported had the business combination been completed as of the beginning of the periods presented and should not be taken as indicative of the Company’s future consolidated results of operations (in millions):

	Fiscal 2014	Fiscal 2013

Net sales	$2,240.3	$2,233.8
Loss from continuing operations before income taxes	(3.9)	(16.6)
Loss from continuing operations	(7.3)	(7.4)

Note 6.	Goodwill and Intangible Assets

The following table presents the Company’s goodwill and intangible assets (in millions):

	April 27, 2014	April 28, 2013

Goodwill	$2,113.4	$1,976.1

Non-amortizable intangible assets:
Trademarks	$1,389.9	$1,266.6

Amortizable intangible assets:
Trademarks	39.3	39.3
Customer relationships	852.7	695.3

	892.0	734.6
Accumulated amortization	(126.7)	(81.4)

Amortizable intangible assets, net	765.3	653.2

Total intangible assets, net	$2,155.2	$1,919.8

During the fiscal year ended April 27, 2014, the Company’s goodwill and intangible assets increased by a total of $418.0 million, with a $123.3 million increase for non-amortizable trademarks, a $157.4 million increase for customer relationships, and a $137.3 million increase for goodwill, due to the Natural Balance acquisition (see Note 5).

Amortization expense for the periods indicated below was as follows (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Amortization expense	$45.3	$38.0	$38.0

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

The following table presents expected amortization of intangible assets as of April 27, 2014, for each of the five succeeding fiscal years (in millions):

2015	$47.3
2016	47.1
2017	46.7
2018	46.7
2019	46.7
Thereafter	530.8

As of April 27, 2014, the weighted-average life of the Company’s amortizable intangible assets was 19.3 years.

Note 7.	Short-Term Borrowings and Long-Term Debt

The Company’s long term debt consists of the following, as of the dates indicated (in millions):

	April 27, 2014	April 28, 2013

Long-term debt:
Term Loan Facility	$1,726.4	$2,681.9
Senior Notes	900.0	1,300.0

	2,626.4	3,981.9

Less unamortized discount	6.1	4.7
Less current portion	17.3	74.5

Total long-term debt	$2,603.0	$3,902.7

Senior Secured Term Loan Credit Agreement

The Operating Subsidiary is a party to a senior secured term loan credit agreement (the “Senior Secured Term Loan Credit Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents named therein, that was initially dated March 8, 2011 and provided for a $2,700.0 million senior secured term loan B facility (with all related loan documents, as amended from time to time, the “Term Loan Facility”) with an original term of seven years.

On February 24, 2014, the Operating Subsidiary repaid $881.0 million of the Term Loan Facility from the after-tax net proceeds from the sale of the Consumer Products Business and entered into an amendment to the Senior Secured Term Loan Credit Agreement. The amendment, among other things, (1) lowered the LIBOR rate floor on term loans under the credit agreement from 1.00% to 0.75% and the base rate floor from 2.00% to 1.75%; (2) established the applicable interest margin at 2.75% on LIBOR rate loans and 1.75% on base rate loans; and (3) extended the maturity date of the initial term loans to March 8, 2020 from March 8, 2018.

Interest Rates. Loans under the amended Term Loan Facility bear interest at a rate equal to an applicable margin, plus, at the Operating Subsidiary’s option, either (i) a LIBOR rate (with a floor of 0.75%) or (ii) a base rate (with a floor of 1.75%) equal to the highest of (a) the federal funds rate plus 0.50%, (b) JPMorgan Chase Bank, N.A.’s “prime rate” and (c) the one-month LIBOR rate plus 1.00%. As of April 27, 2014, the applicable margin with respect to LIBOR borrowings was 2.75% and with respect to base rate borrowings is 1.75%.

Principal Payments. The amended Term Loan Facility generally requires quarterly scheduled principal payments of 0.25% of the outstanding principal per quarter from June 30, 2014 to December 31, 2019. The balance is due in full on the maturity date of March 8, 2020. Scheduled principal payments with respect to the Term Loan Facility are subject to reduction following any mandatory or voluntary prepayments on terms and conditions set forth in the Senior Secured Term Loan Credit Agreement. On June 27, 2013, the Company made a payment of $74.5 million representing the annual excess cash flow payment due for the fiscal year ended April 28, 2013. As a result of the amendment to the Senior Secured Term Loan Credit Agreement in February 2014, no annual excess cash flow payment will be due for fiscal 2014. As of April 27, 2014 the amount of outstanding loans under the Term Loan Facility was $1,726.4 million and the blended interest rate payable was 3.50%, or 4.96% after giving effect to the interest rate swaps. See Note 8 for a discussion of the Company’s interest rate swaps.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

The Senior Secured Term Loan Credit Agreement also requires the Operating Subsidiary to prepay outstanding loans under the Term Loan Facility, subject to certain exceptions, with, among other things:

•	50% (which percentage will be reduced to 25% if the Operating Subsidiary’s leverage ratio is 5.5x or less and to -% if the Operating Subsidiary’s leverage ratio is 4.5x or less) of the Operating Subsidiary’s annual excess cash flow, as defined in the Senior Secured Term Loan Credit Agreement;

•	100% of the net cash proceeds of certain casualty events and non-ordinary course asset sales or other dispositions of property for a purchase price above $10 million, in each case, subject to the Operating Subsidiary’s right to reinvest the proceeds; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from the debt permitted under the Senior Secured Term Loan Credit Agreement.

Ability to Incur Additional Indebtedness. The Operating Subsidiary has the right to request an additional $500.0 million plus an additional amount of secured indebtedness under the Term Loan Facility. Lenders under this facility are under no obligation to provide any such additional loans, and any such borrowings will be subject to customary conditions precedent, including satisfaction of a prescribed leverage ratio, subject to the identification of willing lenders and other customary conditions precedent.

Senior Secured Asset-Based Revolving Credit Agreement

The Operating Subsidiary has historically maintained a revolver for flexibility to fund seasonal working capital needs and for other general corporate purposes. Following the sale of the Consumer Products Business during fiscal 2014, the Operating Subsidiary no longer expects to have material changes in working capital needs due to seasonality. On March 6, 2014, the Operating Subsidiary refinanced its credit agreement (the “Senior Secured Asset-Based Revolving Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and other lenders and agents parties thereto, that provides for a new $225.0 million facility (with all related loan documents, and as amended from time to time, the “ABL Facility”) with a term of five years.

Interest Rates. Borrowings under the ABL Facility will bear interest at an initial interest rate equal to an applicable margin, plus, at the Operating Subsidiary’s option, either (i) a LIBOR rate, or (ii) a base rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) JPMorgan Chase Bank, N.A.’s “prime rate” and (c) the one-month LIBOR rate plus 1.00%. The applicable margin with respect to LIBOR borrowings is currently 1.50% (and may increase to 1.75% depending on average excess availability) and with respect to base rate borrowings is currently 0.50% (and may increase to 0.75% depending on average excess availability).

Commitment Fees. In addition to paying interest on outstanding principal under the ABL Facility, the Operating Subsidiary is required to pay a commitment fee at a rate of 0.25% per annum in respect of the unutilized commitments thereunder. The Operating Subsidiary must also pay customary letter of credit fees and fronting fees for each letter of credit issued.

Availability under the ABL Facility. Availability under the ABL Facility is subject to a borrowing base. The borrowing base, determined at the time of calculation, is an amount equal to: (a) 85% of eligible accounts receivable and (b) 85% of the net orderly liquidation value of eligible inventory (provided that net orderly liquidation value cannot exceed the net book value), of the borrowers under the facility at such time, less customary reserves. The ABL Facility will mature, and the commitments thereunder will terminate, on March 6, 2019. As of April 27, 2014, there were no loans outstanding under the ABL Facility, the amount of letters of credit issued under the ABL Facility was $33.4 million and the net availability under the ABL facility was $161.6 million.

The ABL Facility includes a sub-limit for letters of credit and for borrowings on same-day notice, referred to as “swingline loans.” The Operating Subsidiary is the lead borrower under the ABL Facility and other domestic subsidiaries may be designated as borrowers on a joint and several basis.

Availability to Incur Additional Indebtedness. The commitments under the ABL Facility may be increased, subject only to the consent of the new or existing lenders providing such increases, such that the aggregate principal amount of commitments does not exceed $325 million. The lenders under this facility are under no obligation to provide any such additional commitments, and any increase in

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

commitments will be subject to customary conditions precedent. Notwithstanding any such increase in the facility size, the ability to borrow under the facility will remain limited at all times by the borrowing base (to the extent the borrowing base is less than the commitments).

Guarantee of Obligations under the Senior Secured Term Loan Credit Agreement and Senior Secured Asset-Based Revolving Credit Agreement

All obligations of the Operating Subsidiary under the Senior Secured Term Loan Credit Agreement and Senior Secured Asset-Based Revolving Credit Agreement are unconditionally guaranteed by the Company and by substantially all existing and future, direct and indirect, wholly-owned material restricted domestic subsidiaries of the Operating Subsidiary, subject to certain exceptions. Subsequent to the July acquisition described above, Natural Balance became a guarantor subsidiary under the debt agreements.

Senior Notes Due 2019

The Operating Subsidiary has outstanding senior notes with an aggregate principal amount of $900.0 million due February 15, 2019 and a stated interest rate of 7.625% (the “Senior Notes”). The indenture governing the Senior Notes is hereinafter referred to as the “Senior Notes Indenture.” On March 13, 2014, the Operating Subsidiary used a portion of the net proceeds from the sale of the Consumer Products Business to redeem $400.0 million of the Senior Notes at a redemption price equal to 103.813% of their aggregate principal amount plus accrued and unpaid interest to the redemption date, as announced on February 11, 2014.

Interest Rate. Interest on the Senior Notes is payable semi-annually on February 15 and August 15 of each year commencing August 15, 2011.

Guarantee. The Senior Notes are required to be fully and unconditionally guaranteed by each of the Operating Subsidiary’s existing and future domestic restricted subsidiaries that guarantee its obligations under the Term Loan Facility and ABL Facility.

Redemption Rights. The Operating Subsidiary has the option of redeeming all or a part of the Senior Notes at a premium ranging from 103.813% to 101.906% of the aggregate principal amount. Beginning on February 15, 2016, the Operating Subsidiary may redeem all or a part of the Senior Notes at face value. Any redemption as described above is subject to the concurrent payment of accrued and unpaid interest, if any, upon redemption.

Security Interests

Indebtedness under the Term Loan Facility is generally secured by a first priority lien on substantially all of the Operating Subsidiary’s assets other than inventories and accounts receivable, and by a second priority lien with respect to inventories and accounts receivable. The ABL Facility is generally secured by a first priority lien on the Operating Subsidiary’s inventories and accounts receivable and by a second priority lien on substantially all of the Operating Subsidiary’s other assets. The Senior Notes are the Operating Subsidiary’s senior unsecured obligations and rank senior in right of payment to any future indebtedness and other obligations that expressly provide for their subordination to the Senior Notes; rank equally in right of payment to all of the existing and future unsecured indebtedness; are effectively subordinated to all of the existing and future secured debt (including obligations under the Term Loan Facility and ABL Facility described above) to the extent of the value of the collateral securing such debt; and are structurally subordinated to all existing and future liabilities, including trade payables, of the non-guarantor subsidiaries, to the extent of the assets of those subsidiaries.

Deferred Debt Issuance and Debt Extinguishment Costs

During fiscal 2014, the Company wrote off certain deferred debt issuance costs of $32.7 million and unamortized discount of $1.5 million, primarily in connection with the amendment, refinancing and redemption described above, as well as the excess cash flow payment made on June 27, 2013.

In connection with the Operating Subsidiary entering into the amendment to the Senior Secured Term Loan Credit Agreement and a new Senior Secured Asset-Based Revolving Credit Agreement, the Company capitalized $1.2 million and expensed $2.9 million of

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

debt issuance costs. The capitalized costs are being amortized as interest expense over the term of the related debt instrument. In connection with the tender offer for the Senior Notes, the Company recognized $15.3 million of expense (included in loss on partial debt extinguishment) which represents the redemption premium.

Maturities

As of April 27, 2014, mandatory payments of long-term debt (representing debt under the Term Loan Facility and the Senior Notes) are as follows (in millions)1:

2015	$17.3
2016	17.3
2017	17.3
2018	17.3
2019	917.3
Thereafter	1,639.9

[1]	Does not reflect any excess cash flow or other principal prepayments beyond fiscal 2015 that may be required under the terms of the amended Senior Secured Term Loan Credit Agreement, as described above.

Restrictive and Financial Covenants

The Term Loan Facility, ABL Facility and the Senior Notes Indenture contain restrictive covenants that limit the Operating Subsidiary’s ability and the ability of its subsidiaries to take certain actions.

Term Loan Facility and ABL Facility Restrictive Covenants. The restrictive covenants in the Senior Secured Term Loan Credit Agreement and the Senior Secured Asset-Based Revolving Credit Agreement include covenants limiting the Operating Subsidiary’s ability, and the ability of its restricted subsidiaries, to incur additional indebtedness, create liens, engage in mergers or consolidations, sell or transfer assets, pay dividends and distributions or repurchase its capital stock, make investments, loans or advances, prepay certain indebtedness, engage in certain transactions with affiliates, amend agreements governing certain subordinated indebtedness adverse to the lenders, and change its lines of business.

Senior Notes Indenture Restrictive Covenants. The restrictive covenants in the Senior Notes Indenture include covenants limiting the Operating Subsidiary’s ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue certain types of preferred stock, create liens, engage in mergers or consolidations, sell or transfer assets, pay dividends and distributions, repurchase its capital stock, make investments, prepay certain indebtedness, and engage in certain transactions with affiliates, as well as limiting the ability of the Operating Subsidiary’s restricted subsidiaries to create restrictions on payments to the Operating Subsidiary.

Financial Maintenance Covenants. The Term Loan Facility, ABL Facility and Senior Notes Indenture generally do not require that the Operating Subsidiary comply with financial maintenance covenants. The ABL Facility, however, contains a financial covenant that applies if availability under the ABL Facility falls below a certain level.

Effect of Restrictive and Financial Covenants. The restrictive and financial covenants in the Senior Secured Term Loan Credit Agreement, the Senior Secured Asset-Based Revolving Credit Agreement and Senior Notes Indenture may adversely affect the Operating Subsidiary’s ability to finance its future operations or capital needs or engage in other business activities that may be in its interest, such as acquisitions.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Supplemental Disclosure of Cash Flow Information

The Company’s cash interest payments were as follows for the periods indicated (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Cash interest payments	$210.9	$219.3	$223.7

Cash interest paid during periods presented does not include cash paid to interest rate swap counterparties.

Note 8.	Derivative Financial Instruments

The Operating Subsidiary uses interest rate swaps, commodity swaps, futures, option and swaption (an option on a swap) contracts, as well as forward foreign currency contracts, to hedge market risks relating to possible adverse changes in interest rates, commodity, transportation, foreign currency exchange rates and other input price exposures. The Operating Subsidiary continually monitors its positions and the credit ratings of the counterparties involved to mitigate the amount of credit exposure to any one party.

The Company designates each derivative contract as one of the following: (1) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”) or (2) a hedging instrument whose change in fair value is recognized to act as an economic hedge but does not meet the requirements to receive hedge accounting treatment (“economic hedge”). As of April 27, 2014, the Operating Subsidiary had both cash flow and economic hedges.

Interest Rates: The Operating Subsidiary’s debt primarily consists of floating rate term loans and fixed rate notes. The Operating Subsidiary historically maintained its floating rate revolver for flexibility to fund seasonal working capital needs and for other uses of cash. Following the sale of the Consumer Products Business during fiscal 2014, the Operating Subsidiary no longer expects to have material changes in working capital due to seasonality. Interest expense on the Operating Subsidiary’s floating rate debt is typically calculated based on a fixed spread over a reference rate, such as LIBOR (also known as the Eurodollar rate). Therefore, fluctuations in market interest rates will cause interest expense increases or decreases on a given amount of floating rate debt.

Swaps are recorded as an asset or liability in the Consolidated Balance Sheets at fair value. The Company currently accounts for these interest rate swaps as economic hedges and any gains and losses are recorded directly in earnings.

The Operating Subsidiary from time to time manages a portion of its interest rate risk related to floating rate debt by entering into interest rate swaps in which the Operating Subsidiary receives floating rate payments and makes fixed rate payments. As of April 27, 2014, the following economic hedge swaps were outstanding:

Contract date	Notional amount (in millions)	Fixed LIBOR rate	Effective date	Maturity date
April 12, 2011	$900.0	3.029%	September 4, 2012	September 1, 2015

On August 13, 2010, the Operating Subsidiary entered into interest rate swaps with a total notional amount of $300.0 million as the fixed rate payer and an effective date of February 1, 2011. The interest rate swaps fixed LIBOR at 1.368% for the term of the swaps and expired during fiscal 2014 on February 3, 2014.

The fair values of the Operating Subsidiary’s interest rate swaps were recorded as current liabilities of $25.4 million and non-current liabilities of $9.8 million at April 27, 2014. The fair values of the Operating Subsidiary’s interest rate swaps were recorded as current liabilities of $28.4 million and non-current liabilities of $33.5 million at April 28, 2013.

Commodities: Certain commodities such as soybean meal, corn, wheat, soybean oil, diesel fuel and natural gas (collectively, “commodity contracts”) are used in the production and transportation of the Operating Subsidiary’s products. Generally these commodities are purchased based upon market prices that are established with the vendor as part of the purchase process. The Operating Subsidiary uses futures, swaps, and swaption or option contracts, as deemed appropriate; to reduce the effect of price fluctuations on anticipated purchases. These contracts may have a term of up to 36 months. The Company accounts for these commodities derivatives as either economic or cash flow hedges. Changes in the value of economic hedges are recorded directly in

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

earnings. For cash flow hedges, the effective portion of derivative gains and losses is deferred in equity and recognized as part of cost of products sold in the appropriate period and the ineffective portion is recognized as other (income) expense, net.

The fair values of the Operating Subsidiary’s commodities hedges were recorded as current assets of $9.4 million as of April 27, 2014. The fair values of the Operating Subsidiary’s commodities hedges were recorded as current assets of $3.0 million and current liabilities of $9.7 million at April 28, 2013. The notional amounts of the Operating Subsidiary’s commodity contracts as of the dates indicated were as follows (in millions):

	April 27, 2014	April 28, 2013

Commodity contracts	$124.8	$213.4

Foreign Currency: From time to time, the Operating Subsidiary manages its exposure to fluctuations in foreign currency exchange rates by entering into forward contracts to cover a portion of its projected expenditures paid in local currency. These contracts may have a term of up to 24 months. The Company accounted for these contracts as either economic hedges or cash flow hedges. Changes in the value of the economic hedges are recorded directly in earnings. For cash flow hedges, the effective portion of derivative gains and losses is deferred in equity and recognized as part of cost of products sold in the appropriate period and the ineffective portion is recognized as other (income) expense. The Operating Subsidiary did not have any outstanding foreign currency hedges as of April 27, 2014 because the Operating Subsidiary did not believe it was in its best interest at the time. Subsequent to fiscal year end, the Operating Subsidiary entered into various foreign currency derivative contracts for a notional amount of $13.4 million as of October 26, 2014. All of the foreign currency derivative contracts held as of October 26, 2014 are scheduled to mature prior to the end of fiscal 2016. The Operating Subsidiary did not have any outstanding foreign currency hedges in continuing operations as of April 28, 2013.

Fair Value of Derivative Instruments

The fair value of derivative instruments recorded in the Consolidated Balance Sheets as of April 27, 2014 was as follows (in millions):

	Asset derivatives			Liability derivatives
Derivatives in economic hedging relationships	Balance Sheet location	Fair value		Balance Sheet location	Fair value
Interest rate contracts	Other non-current assets	$—		Other non-current liabilities	$9.8
Interest rate contracts	Prepaid expenses and other current assets	—		Accounts payable and accrued expenses	25.4
Commodity and other contracts	Prepaid expenses and other current assets	9.4	(1)	Accounts payable and accrued expenses	—

Total		$9.4			$35.2

(1)	Includes $7.6 million of commodity contracts (asset derivatives) designated as cash flow hedges.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

The fair value of derivative instruments recorded in the Consolidated Balance Sheets as of April 28, 2013 was as follows (in millions):

	Asset derivatives			Liability derivatives
Derivatives in economic hedging relationships	Balance Sheet location	Fair value		Balance Sheet location	Fair value
Interest rate contracts	Other non-current assets	$—		Other non-current liabilities	$33.5
Interest rate contracts	Prepaid expenses and other current assets	—		Accounts payable and accrued expenses	28.4
Commodity and other contracts	Prepaid expenses and other current assets	3.0	(1)	Accounts payable and accrued expenses	9.7	(2)

Total		$3.0			$71.6

(1)	Includes $0.2 million of commodity contracts (asset derivatives) designated as cash flow hedges.
(2)	Represents commodity contracts (liability derivatives) designated as cash flow hedges.

The effect of economic hedges on other (income) expense, net in the Consolidated Statements of Operations for the periods indicated below was as follows (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Interest rate contracts	$2.0	$12.3	$52.1
Commodity and other contracts	(12.9)	(23.0)	(1.2)
Foreign currency exchange contracts	—	—	(1.4)

Included in other (income) expense, net	$(10.9)	$(10.7)	$49.5

The effect of derivative instruments designated as cash flow hedges recorded for fiscal 2014, in the Consolidated Statements of Operations was as follows (in millions):

Derivatives in cash flow hedging relationships	(Gain) loss recognized in AOCI	Location of (gain) loss reclassified from AOCI	(Gain) loss reclassified from AOCI into income	Location of (gain) loss recognized in income (ineffective portion and amount excluded from effectiveness testing)	(Gain) loss recognized in income (ineffective portion and amount excluded from effectiveness testing)
Commodity and other contracts	$(14.2)	Cost of products sold	$7.7	Other (income) expense, net	$(4.0)

The effect of derivative instruments designated as cash flow hedges recorded for fiscal 2013, in the Consolidated Statements of Operations was as follows (in millions):

Derivatives in cash flow hedging relationships	(Gain) loss recognized in AOCI	Location of (gain) loss reclassified from AOCI	(Gain) loss reclassified from AOCI into income	Location of (gain) loss recognized in income (ineffective portion and amount excluded from effectiveness testing)	(Gain) loss recognized in income (ineffective portion and amount excluded from effectiveness testing)
Commodity and other contracts	$10.6	Cost of products sold	$—	Other (income) expense, net	$0.9

The Company did not have cash flow hedges during fiscal 2012.

At April 27, 2014, $6.5 million is expected to be reclassified from AOCI to cost of products sold within the next 12 months.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Note 9.	Fair Value Measurements

A three-tier fair value hierarchy is utilized to prioritize the inputs used in measuring fair value. The hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels are defined as follows:

•	Level 1 Inputs—unadjusted quoted prices in active markets for identical assets or liabilities;

•	Level 2 Inputs—quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument; and

•	Level 3 Inputs—unobservable inputs reflecting the Company’s own assumptions in measuring the asset or liability at fair value.

The Operating Subsidiary uses interest rate swaps, commodity contracts and forward foreign currency contracts to hedge market risks relating to possible adverse changes in interest rates, commodity prices, diesel fuel prices and foreign exchange rates.

The following table provides the fair values hierarchy for financial assets and liabilities measured on a recurring basis (in millions):

	Level 1		Level 2		Level 3
Description	April 27, 2014	April 28, 2013	April 27, 2014	April 28, 2013	April 27, 2014	April 28, 2013

Assets
Commodity and other contracts	$7.5	$2.1	$1.9	$0.9	$—	$—

Total	7.5	2.1	1.9	0.9	—	—

Liabilities
Interest rate contracts	—	—	35.2	61.9	—	—
Commodity and other contracts	—	4.3	—	5.4	—	—
Contingent consideration	—	—	—	—	3.1	—

Total	$—	$4.3	$35.2	$67.3	$3.1	$—

The Company’s determination of the fair value of its interest rate swaps was calculated using a discounted cash flow analysis based on the terms of the swap contracts and the observable interest rate curve. Futures and options contracts are traded on regulated exchanges such as the Chicago Board of Trade, Kansas City Board of Trade and the New York Mercantile Exchange. The Company values these contracts based on the daily settlement prices published by the exchanges on which the contracts are traded. The commodities swap and swaption contracts are traded over-the-counter and are valued based on the Chicago Board of Trade quoted prices for similar instruments in active markets or corroborated by observable market data available from the Energy Information Administration. The Company measures the fair value of foreign currency forward contracts using an income approach based on forward rates (obtained from market quotes for futures contracts with similar terms) less the contract rate multiplied by the notional amount. There were no foreign currency forward contracts outstanding as of April 27, 2014 and April 28, 2013.

The fair values of the Operating Subsidiary’s fixed rate notes and floating rate debt are disclosed in Note 2. The fair values of the plan assets of the Operating Subsidiary’s defined benefit pension plan are disclosed in Note 11.

Note 10.	Stock Plans

The 2011 Stock Incentive Plan for Key Employees of Blue Acquisition Group, Inc. and its Affiliates was adopted by the Board of Directors of the Company (the “Board”) effective February 16, 2011 (the “2011 Plan”). The 2011 Plan provided for the grant of stock options and other stock based awards to key service providers of the Company and its affiliates, including the Operating Subsidiary.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

18,777,653 shares of common stock of the Company were initially reserved for grant under the plan, with such number to be automatically increased in the event the Board and the Operating Subsidiary’s Chief Executive Officer (“CEO”) make grant allocations that exceed such amount.

During fiscal 2014, the Company granted 1,690,000 stock options. Under the automatic increase provisions of the 2011 Plan, 325,000 of additional shares of common stock of the Company were authorized for grant. As of April 27, 2014, 6,727,228 shares of common stock were available for future grant subject to the automatic increase provision described above.

During fiscal 2013, the Company granted 3,975,000 stock options. Under the automatic increase provisions of the 2011 Plan, 2,862,319 of additional shares of common stock of the Company were authorized for grant.

Generally, options granted under the 2011 Plan that are subject to service-based or performance-based vesting vest annually over four or five years and the term may not be more than ten years from the date of its grant. Following the termination of employment of an optionholder, shares received pursuant to the exercise of options generally remain subject to certain put and call rights which vary depending on the nature of the termination. In addition, in the event of certain change in control transactions, any outstanding portion of service-based options will become vested and exercisable, and, in the event of a certain change in control transaction pursuant to an event wherein the Sponsors realize a cash return on their interests in the Company greater than a predetermined target, all or portion of options subject to performance-based vesting will vest.

Performance-based stock options

There are two types of options subject to performance-based vesting under the 2011 Plan. The first type generally vests in annual tranches at the end of each of the four subsequent fiscal years if the Company achieves a pre-determined EBITDA-related financial target (“EBITDA Performance Options”) with respect to such fiscal year. The second type are options with vesting subject only to market-based vesting conditions (“Exit Return Performance Options”), where upon the occurrence of an event or transaction pursuant to which the Sponsors realize a cash return on their interests in the Company greater than a predetermined threshold, the options will vest depending on the extent to which the realized return exceeds such threshold.

During fiscal 2014, the Company granted 422,500 EBITDA Performance Options with a weighted-average grant date fair value of $2.57 per share to employees of the Operating Subsidiary. During fiscal 2014, the Company modified the outstanding EBITDA Performance options to revise the EBITDA-related financial targets for fiscal 2014 due to the sale of the Consumer Products Business and the acquisition of Natural Balance. No incremental expense was recorded as a result of the modification. During fiscal 2013, the Company granted 993,750 EBITDA Performance Options with a weighted-average grant date fair value of $1.98 per share to employees of the Operating Subsidiary.

The fair value for performance-based stock options granted was estimated at the date of grant using a Black-Scholes option pricing model. This model estimates the fair value of the options based on a number of assumptions, such as expected option life, interest rates, the current fair market value and expected volatility of common stock and expected dividends. The expected term of options granted was based on the “simplified” method. Expected stock price volatility was determined based on the historical volatilities of comparable companies over a historical period that matches the expected life of the options. The risk-free interest rate was based on the expected U.S. Treasury rate over the expected life. The dividend yield was based on the expectation that no dividends will be paid. The following table presents the weighted-average assumptions for performance-based stock options granted for the periods indicated:

	Fiscal 2014	Fiscal 2013

Expected life (in years)	5.9	5.4
Expected volatility	45.0%	45.0%
Risk-free interest rate	1.03%	0.9%
Dividend yield	0.0%	0.0%

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

During fiscal 2014 and fiscal 2013, the Company also granted 422,500 and 993,750 Exit Return Performance options, respectively. As the performance conditions associated with the Exit Return Performance Options are not probable of being achieved until the consummation of a liquidity event, the grant date fair value of these options is measured, but no stock compensation expense will be recognized until a liquidity event occurs and the target threshold is met.

Service-based stock options

The following table presents the service-based stock options granted and the weighted-average grant date fair value for the periods indicated:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Options granted	845,000	1,987,500	9,010,000
Weighted-average grant date fair value	$2.57	$2.16	$2.21

Options granted under the 2011 Plan that are subject to service-based vesting are generally subject to partial accelerated vesting upon certain terminations of employment of the optionholder. In the event of the termination of an optionholder’s employment due to death or disability or, in the event of the termination of an optionholder’s employment by the Operating Subsidiary without cause or by the optionholder for good reason after March 8, 2013, that portion of the service-based stock options that would have become vested upon the next annual vesting date will vest as of the employment termination date.

The fair value for service-based stock options granted was estimated at the date of grant using a Black-Scholes option pricing model with assumptions determined in the same manner as performance-based stock options described above. The following table presents the weighted-average assumptions for service-based stock options granted for the periods indicated:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Expected life (in years)	5.9	5.9	6.5
Expected volatility	45.0%	45.0%	45.0%
Risk-free interest rate	1.03%	1.03%	1.61%
Dividend yield	0.0%	0.0%	0.0%

Rollover stock options

Certain options granted under the 2011 Plan were issued in exchange for options to purchase DMFC’s common stock granted under DMFC’s previous equity plans (the “Rollover Options”). There was a total of 9,385,492 Rollover Options granted with a fair value of $3.75 per share. During fiscal 2014, 701,867 Rollover Options were cancelled and repurchased in connection with executive departures and 5,444,483 remain outstanding as of April 27, 2014. During fiscal 2013 and fiscal 2012, 573,015 and 2,666,127, respectively, Rollover Options were cancelled and repurchased in connection with executive departures. The Company did not incur any expense in connection with the issuance of the Rollover Options because they were granted in exchange for options of equal value. The Rollover Options are fully vested, and generally remain subject to their original terms under DMFC’s previous equity plans, with applicable adjustments to convert the exercise price and number of shares of such options. Further, Rollover Options do not count toward the shares of common stock available for grant under the 2011 Plan.

Stock option activity and related information during the periods indicated was as follows:

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

	Options Outstanding	Weighted- Average Exercise Price	Options Exercisable	Weighted- Average Exercise Price
Balance at May 1, 2011	15,647,164	$2.75	9,385,492	$1.25
Granted	18,020,000	5.55
Forfeited	(1,821,329)	5.00
Exercised	—	—
Cancelled	(2,666,127)	1.25

Balance at April 29, 2012	29,179,708	4.48	8,825,417	2.26
Granted	3,975,000	5.00
Forfeited	(4,440,404)	5.00
Exercised	—	—
Cancelled	(573,015)	1.25

Balance at April 28, 2013	28,141,289	4.54	12,163,876	3.32
Granted	1,690,000	5.96
Forfeited	(5,077,715)	5.18
Exercised	—	—
Cancelled	(701,867)	1.25

Balance at April 27, 2014	24,051,707	$4.60	13,832,001	$3.85

Options forfeited represent the number of unvested options that were forfeited in connection with the termination of employment of the optionholders. Options cancelled represent the number of vested options that were subject to repurchase and cancellation by the Company in connection with the termination of employment of the optionholders. The weighted-average exercise price is generally equivalent to the fair value of common stock per share.

As of April 27, 2014, there was approximately $14.6 million of unrecognized stock compensation cost, which is expected to be recognized over a weighted-average period of 1.9 years. As of April 27, 2014, the weighted-average remaining contractual life of options outstanding was 6.6 years.

Restricted common stock

During fiscal 2012, the Company granted 1,366,199 shares of restricted common stock with a fair value and purchase price of $5.00 per share. The restricted shares generally vest over three years from the employee’s anniversary date of hire. During fiscal 2012, the Company also granted 400,000 shares of restricted common stock with a fair value and purchase price of $5.00 per share which were immediately vested.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Note 11.	Retirement Benefits

Defined Benefit Plans. The Operating Subsidiary sponsors a qualified defined benefit pension plan (“pension benefits” or “pension plan”) and several unfunded defined benefit postretirement plans (“other benefits” or “postretirement plans”) providing certain medical, dental and life insurance benefits to eligible retired, salaried, non-union hourly and union employees. The details of such plans, including discontinued operations, are as follows (in millions):

	Pension benefits		Other benefits
	April 27, 2014	April 28, 2013	April 27, 2014	April 28, 2013
Change in benefit obligation:
Benefit obligation at beginning of period	$499.6	$466.4	$138.3	$157.9
Service cost	12.1	13.5	1.0	1.5
Interest cost	16.0	20.4	4.9	7.6
Actuarial (gain) loss	(23.2)	33.7	(15.1)	(24.4)
Benefits paid	(37.1)	(34.4)	(4.3)	(4.3)
Obligation transferred to Acquiror	(341.5)	—	(93.7)	—

Benefit obligation at end of period	$125.9	$499.6	$31.1	$138.3

Accumulated benefit obligation	$121.4	$484.1

Change in plan assets:
Fair value of plan assets at beginning of period	$487.1	$460.5	$—	$—
Actual gain on plan assets	32.1	46.0	—	—
Employer contributions	10.0	15.0	4.3	4.3
Benefits paid	(37.1)	(34.4)	(4.3)	(4.3)
Plan assets transferred to Acquiror[1]	(356.2)	—	—	—

Fair value of plan assets at end of period	$135.9	$487.1	$—	$—

Funded status at end of period	$10.0	$(12.5)	$(31.1)	$(138.3)

Amounts recognized in the Consolidated Balance Sheets consist of:
Other non-current assets	$10.0	$—	$—	$—
Accounts payable and accrued expenses	—	(15.0)	(1.3)	(6.1)
Other non-current liabilities	—	2.5	(29.8)	(132.2)

Total	$10.0	$(12.5)	$(31.1)	$(138.3)

Amounts recognized in accumulated other comprehensive income/(loss) consist of:

Actuarial net gain (loss)	$(0.1)	$(43.4)	$11.5	$29.0

Total	$(0.1)	$(43.4)	$11.5	$29.0

[1]	The plans assets transferred to the Acquiror are an estimate which could differ from actual results. Please refer to discussion below regarding requirements under the Employee Retirement Income Security Act of 1974.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

The components of net periodic benefit cost for the pension benefits and other benefits for the periods indicated, including discontinued operations, are as follows (in millions):

	Pension benefits
	Fiscal 2014	Fiscal 2013	Fiscal 2012
Components of net periodic benefit cost:
Service cost for benefits earned during the period	$12.1	$13.5	$13.6
Interest cost on projected benefit obligation	16.0	20.4	23.0
Expected return on plan assets	(29.0)	(32.4)	(32.7)
Amortization of loss/(gain)	—	—	—
Settlement loss, net of curtailment gain	31.8	—	—

Net periodic benefit cost	$30.9	$1.5	$3.9

	Other benefits
	Fiscal 2014	Fiscal 2013	Fiscal 2012
Components of net periodic benefit cost:
Service cost for benefits earned during the period	$1.0	$1.5	$1.5
Interest cost on projected benefit obligation	4.9	7.6	8.4
Expected return on plan assets	—	—	—
Amortization of gain	(2.3)	—	—

Settlement gain	(30.3)	—	—

Net periodic benefit cost (credit)	$(26.7)	$9.1	$9.9

For fiscal 2015, pension benefits expense for continuing operations is expected to be approximately $3.9 million. As of April 27, 2014, other benefits expense for fiscal 2015 was estimated to be approximately a net credit of $0.1 million as the net amortization gain exceeds service and interest costs. These estimates incorporate the Company’s fiscal 2015 assumptions. Actual future pension benefit and other benefit expense amounts may vary depending upon the accuracy of original assumptions and future assumptions. See “Plan Amendment” below.

Plan Amendment

In December 2014, the Operating Subsidiary amended its retiree medical defined benefit plan, with respect to Medicare-eligible retirees, to convert from a premium based plan to a healthcare exchange effective January 1, 2015. The change resulted in a decrease to the projected benefit obligation and a corresponding gain of $18.9 million, which will be amortized over five years. As a result, the Company will recognize approximately a $1.3 million benefit to the consolidated statements of operations in fiscal 2015. The remeasurement of the plan obligations as of January 1, 2015 utilized a discount rate of 4.30%, as well as the RP-2014 mortality table with collar adjustment and generational projection based on MP-2014 (issued October 2014).

Sale of the Consumer Products Business

Following the sale of the Consumer Products Business, the Operating Subsidiary transferred a significant amount of the plan obligations and plan assets for the pension benefits and other benefits, as well as the related components of net periodic benefit costs, for the transferred employees and retirees of the Consumer Products Business to the Acquiror. The Operating Subsidiary completed the transfer of plan assets in February 2015. Plan assets for pension benefits were allocated to the Acquiror in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) Section 4044. The final transfer amount was adjusted to reflect actual investment income or losses less pension payments made by the Operating Subsidiary on the Acquirors’ behalf, from the sale date to the actual transfer date, in accordance with the Purchase Agreement.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Assumptions

Since the pension plan and other benefits liabilities are measured on a discounted basis, the discount rate is a significant assumption. The discount rate was determined based on an analysis of interest rates for high-quality, long-term corporate debt at each measurement date. In order to appropriately match the bond maturities with expected future cash payments, the Operating Subsidiary utilizes differing bond portfolios to estimate the discount rates for the pension plan and for the other benefits. The discount rate used to determine the pension plan and other benefits projected benefit obligation as of the balance sheet date is the rate in effect at the measurement date. The same rate is also used to determine the pension plan and other benefits expense for the following fiscal year. The long-term rate of return for the pension plan’s assets is based on the Operating Subsidiary’s historical experience, the pension plan’s investment guidelines and the Operating Subsidiary’s expectations for long-term rates of return. The pension plan’s investment guidelines are established based upon an evaluation of market conditions, tolerance for risk and cash requirements for benefit payments.

The following table presents the weighted-average assumptions used to determine the projected benefit obligations for pension benefits and other benefits:

	April 27, 2014	April 28, 2013
Pension benefits
Discount rate	4.60%	3.90%
Rate of increase in compensation levels	3.94%	3.69%
Other benefits
Discount rate	4.85%	4.25%

The weighted-average assumptions for pension benefits and other benefits reflect a weighted-average assumption for the prior year as reported and an interim measurement in fiscal 2014 following the sale of Consumer Products Business.

The following table presents the weighted-average assumptions used to determine the net periodic benefit cost for pension benefits and other benefits:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Pension benefits
Discount rate	4.07%	4.60%	5.50%
Rate of increase in compensation levels	3.69%	3.68%	4.69%
Long-term rate of return on plan assets	7.20%	7.25%	7.50%
Other benefits
Discount rate	4.41%	4.90%	5.75%

The weighted-average asset allocation of the pension plan assets and weighted-average target allocation as of the measurement date for fiscal 2014 and fiscal 2013 are as follows:

	April 27, 2014	April 28, 2013	Target Allocation Range
Equity securities	44%	47%	31-51%
Debt securities	48%	52%	47-64%
Other	8%	1%	2-9%

Total	100%	100%

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Sensitivity of Assumptions

For measurement purposes, an annual rate of increase in the per capita cost of covered health care benefits was assumed as indicated below:

Plan	Fiscal 2014	Fiscal 2013	Fiscal 2012
Preferred provider organization and associated indemnity plans	7.80%	8.10%	8.40%
Health maintenance organization plans	8.30%	8.70%	9.10%
Dental and vision plans	5.00%	5.00%	5.00%

The rate of increase is assumed to decline gradually to 4.0% for the preferred provider organization and associated indemnity plans, as well as for the health maintenance organization plans.

The health care cost trend rate assumption has a significant effect on the amounts reported. The following table presents the impact of a 1% increase or decrease of the health care cost trend rate on the projected benefit obligation and the aggregate of the service and interest cost components of net periodic benefit cost of other benefits, for continuing operations, as of April 27, 2014 and for the year then ended, respectively (in millions):

	1% Increase	1% Decrease
Projected benefit obligation at April 27, 2014 increase/(decrease)	$4.2	$(3.5)
Aggregate of service and interest rate cost components of net periodic benefit cost for fiscal 2014 increase/(decrease)	0.9	(0.7)

No amounts will be amortized from AOCI into net periodic benefit cost over the next fiscal year for the pension plan. Amortization of net gain of $1.7 million will be recognized for other benefit plans before considering the effect of the plan amendment discussed above.

Contributions

The Operating Subsidiary made contributions to the pension plan of $10.0 million for fiscal 2014. The Operating Subsidiary currently meets and plans to continue to meet the minimum funding levels required under the Pension Protection Act of 2006 (the “Act”). The Act imposes certain consequences on the Operating Subsidiary’s pension plan if it does not meet the minimum funding levels. The Operating Subsidiary has made contributions in excess of its required minimum amounts for fiscal 2014, fiscal 2013, and fiscal 2012 and is more than 100% funded as of April 27, 2014. Due to uncertainties of future funding levels, as well as plan financial returns, the Company cannot predict whether the Operating Subsidiary will continue to achieve specified plan funding thresholds or remain fully funded. In light of the merger discussed in Note 19, the Operating Subsidiary is currently evaluating whether to make a contribution in fiscal 2015.

Future Benefit Payments

As of April 27, 2014 the projected future benefit payments for continuing operations are as follows (in millions):

	Pension benefits	Other benefits
2015	$11.3	$1.3
2016	10.6	1.4
2017	10.7	1.4
2018	11.1	1.5
2019	11.4	1.6
Years 2020-2024	61.9	9.4

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Fair Value Hierarchy of Plan Assets

Plan assets: The Company has adopted the fair value provisions (as described in Note 9) for the plan assets of the Operating Subsidiary’s pension plan. The Company categorizes plan assets within a three level fair value hierarchy.

The following is a description of the valuation methodologies used for assets measured at fair value:

Investments stated at fair value as determined by quoted market prices (Level 1) include:

Interest bearing cash: valued based on cost, which approximates fair value;

Mutual funds: valued at quoted market prices on the last business day of the fiscal year;

Corporate stock: valued at the last reported sales price on the last business day of the fiscal year; and

Government securities: securities traded on a national securities exchange are valued at the last reported sales price on the last business day of the fiscal year.

Investments stated at estimated fair value using significant observable inputs (Level 2) include:

Common collective trust funds: valued based on the net asset value of the fund and is redeemable daily;

Corporate debt securities: valued based on yields currently available on comparable securities of issuers with similar credit ratings;

Government securities: securities traded in the over-the-counter market and listed securities for which no sale was reported on the last business day of the fiscal year are valued at the average of the last reported bid and ask price; and

Investments stated at estimated fair value using significant unobservable inputs (Level 3) include:

Limited partnership interests: valued at their estimated fair value based on audited financial statements of the partnerships. The plan held investments in a private limited partnership with unobservable inputs (Level 3).

Investments are valued at estimated fair value based on audited financial statements received from the general partner. The general partner annually engages an independent appraiser to value the investments of the limited partnership.

The following table sets forth by level within the fair value hierarchy of the plan’s assets at fair value as of April 27, 2014 (in millions):

	Investments at Fair Value
	Level 1	Level 2	Level 3	Total
Plan investments in Master Trust:
Interest bearing cash	$10.0	$—	$—	$10.0
Common collective trust funds:
Fixed income	—	84.7	—	84.7
Equity index funds	—	39.4	—	39.4
Equity fund	—	16.5	—	16.5
Other funds	—	5.8	—	5.8
Mutual funds:
Equity fund	8.0	—	—	8.0
Corporate debt securities	—	—	—	—
Corporate stock	7.7	—	—	7.7
Government securities	—	—	—	—
Limited partnership interests	—	—	4.3	4.3
Other	—	—	—	—

Total Investments	$25.7	$146.4	$4.3	$176.4

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

In accordance with the Purchase Agreement, an initial transfer representing a portion of the fair value of plan assets related to the Consumer Products Business was completed in connection with the closing date of February 18, 2014. A true-up adjustment was required within 270 days after the transaction closing date and the final transfer amount was completed in February 2015, as referred to above under “Sale of the Consumer Products Business”. The total fair value of the plan’s assets in the table above includes the estimated residual fair value of plan assets to be transferred, and is reconciled to plan assets reflected in the Consolidated Balance Sheets as follows (in millions):

Investments at fair value as of April 27, 2014	$176.4
Less: Residual fair value of plan assets to be transferred	(40.5)

Net investments at fair value	$135.9

The following table sets forth by level within the fair value hierarchy of the plan’s assets at fair value for both continuing and discontinued operations as of April 28, 2013:

	Investments at Fair Value
	Level 1	Level 2	Level 3	Total
Plan investments in Master Trust:
Interest bearing cash	$5.5	$—	$—	$5.5
Common collective trust funds:
Fixed income	—	144.0	—	144.0
Equity index funds	—	106.3	—	106.3
Equity fund	—	39.4	—	39.4
Other funds	—	25.4	—	25.4
Mutual funds:
Equity fund	31.7	—	—	31.7
Corporate debt securities	—	46.2	—	46.2
Corporate stock	26.3	—	—	26.3
Government securities	49.9	3.9	—	53.8
Limited partnership interests	—	—	3.6	3.6
Other	—	4.9	—	4.9

Total Investments	$113.4	$370.1	$3.6	$487.1

There were no transfers of plan assets between Level 1 and Level 2 or into or out of Level 3 during fiscal 2014 and fiscal 2013.

The Operating Subsidiary held investments in a private limited partnership with unobservable inputs (Level 3). Investments are valued at estimated fair value based on audited financial statements received from the general partner. The general partner annually engages an independent appraiser to value the investments of the limited partnership.

Changes in fair value measurements of Level 3 investments during fiscal 2014 were as follows (in millions):

Level 3
Balance at April 29, 2012	$3.7
Unrealized loss	(0.1)

Balance at April 28, 2013	3.6
Unrealized gain	0.7

Balance at April 27, 2014	$4.3

The Operating Subsidiary’s investment objectives are to ensure that the assets of its pension plan are invested to provide an optimal rate of investment return on the total investment portfolio, consistent with the assumption of a reasonable risk level, and to ensure that pension funds are available to meet the plan’s benefit obligations as they become due. The Operating Subsidiary believes that a well-diversified investment portfolio, including both equity and fixed income components, will result in the highest attainable investment return with an acceptable level of overall risk. The Operating Subsidiary’s investment policies and procedures are designed to ensure that the plan’s investments are in compliance with ERISA.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Defined Contribution Plans. The Operating Subsidiary participates in three defined contribution plans, two of which have company contributions. Contributions to these defined contribution plans are based on employee contributions and compensation. Contributions under these plans were as follows for the periods indicated (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Operating Subsidiary contributions	$5.1	$5.4	$5.6

Following the sale of the Consumer Products Business, the Operating Subsidiary transferred employees and retirees under the defined contribution plans to the Acquiror in accordance with the Purchase Agreement.

Multi-employer Plans. The Operating Subsidiary participates in one multi-employer pension plan, which provides defined benefits to certain union employees. Contributions to the plan were as follows for the periods indicated (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Operating Subsidiary contributions	$1.9	$1.7	$1.2

The risks of participating in multi-employer pension plans are different from the risks of participating in single-employer pension plans in the following respects:

•	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers;

•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan allocable to such withdrawing employer may be borne by the remaining participating employers; and

•	If the Operating Subsidiary stops participating in its multi-employer pension plan, the Operating Subsidiary may be required to pay those plans an amount based on its allocable share of the underfunded status of the plan, referred to as a withdrawal liability.

The following table presents information regarding the multi-employer plan of the Operating Subsidiary:

Pension	EIN/ Pension Plan Number	Pension Protection Act Zone Status [1]		FIP/RP Status Pending/ Implemented[2]	Contributions of the Operating Subsidiary (For the 12 months ended December 31) (in millions)			Surcharge Imposed[3]	Expiration Date of Collective Bargaining Agreement
Fund Name		2013	2012		2013	2012	2011
Bakery and Confectionery		as of 1/1/13	as of 1/1/12					Yes
Union and Industry	52-6118572	66.41%	66.86%	Implemented	$1.9	$1.7	$1.2	5% Calendar 2012	9/28/2014
International Health		RED	RED					10% Calendar 2013

[1]	The Pension Protection Act of 2006 ranks the funded status of multiemployer pension plans depending upon a plan’s current and projected funding. A plan is in the Red Zone (Critical) if it has a current funded percentage less than 65%. A plan is in the Yellow Zone (Endangered) if it has a current funded percentage of less than 80%, or projects a credit balance deficit within seven years. A plan is in the Green Zone (Healthy) if it has a current funded percentage greater than 80% and does not have a projected credit balance deficit within seven years. The zone status is based on the plan’s year end, not the Operating Subsidiary’s year-end. The zone status is based on information that the Operating Subsidiary received from the plan and is certified by the plan’s actuary. During calendar year 2013, the Bakery and Confectionery Union and Industry International Health Benefits and Pension Fund (Bakery and Confectionery Union Fund) were in Red Zone status. Although the current funding status as of calendar year 2013 was 66.41%, the plan’s actuary concluded that the funding status is more than likely to fall below 65% within the next five years and has classified the Bakery and Confectionery Union Fund in Red Zone status.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

[2]	Funding Improvement Plan or Rehabilitation Plan as defined under ERISA has been implemented or is pending.
[3]	Whether the Operating Subsidiary paid a surcharge to the Plan in the most current year due to funding shortfalls and the amount of the surcharge.
[4]	The Operating Subsidiary was not listed in the Plan’s Form 5500 as providing more than 5% of the total contributions for the plan year ending December 31, 2012, the most recent year available.

Other Plans. The Operating Subsidiary has various other non-qualified retirement plans and supplemental retirement plans for executives, designed to provide benefits in excess of those otherwise permitted under the Operating Subsidiary’s qualified retirement plans. These plans are unfunded and comply with the Internal Revenue Service (“IRS”) rules for nonqualified plans.

Note 12.	Accumulated Other Comprehensive Income (Loss)

The following table summarizes the reclassifications from accumulated other comprehensive income (loss) to the Consolidated Statements of Operations for the fiscal year ended April 27, 2014 (in millions):

Details about Accumulated Other Comprehensive Income (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)	Affected Line Item in the Consolidated Statements of Operations
	Fiscal Year Ended April 27, 2014
Loss on cash flow hedges:
Commodity contracts	$(7.7)	Cost of products sold

	(7.7)	Total before tax

	(3.0)	Provision (benefit) for income taxes

	$(4.7)	Net of tax

Defined benefit plan items[1]:
Amortization of prior service benefits	$1.4
Amortization of actuarial losses	(4.4)

	(3.0)	Total before tax

	(1.2)	Provision (benefit) for income taxes

Total reclassifications	$(1.8)	Net of tax

[1]	These accumulated and other comprehensive income (loss) components are included in the computation of net periodic benefit costs. See Note 11 for additional information.

Note 13.	Other (Income) Expense, net

The components of other (income) expense, net are as follows (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012

(Gain) loss on hedging contracts	$(14.9)	$(9.8)	$49.6
Foreign currency transaction (gains) losses	2.7	0.1	—
Other	0.1	(0.1)	—

Total other (income) expense, net	$(12.1)	$(9.8)	$49.6

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Note 14.	Provision for Income Taxes

The provision (benefit) for income taxes from continuing operations consists of the following (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012

Income (loss) from continuing operations before income taxes:
Domestic	$(5.9)	$(18.6)	$(92.1)
Foreign	1.2	4.3	1.7

	$(4.7)	$(14.3)	$(90.4)

Income tax provision (benefit):
Current:
U.S federal	$9.0	$1.6	$6.4
State and foreign	0.2	0.3	3.0

Total current	9.2	1.9	9.4

Deferred:
U.S federal	(9.4)	(8.7)	(32.4)
State and foreign	3.3	(1.5)	(0.5)

Total deferred	(6.1)	(10.2)	(32.9)

Provision (benefit) for income taxes	$3.1	$(8.3)	$(23.5)

Significant components of the Company’s deferred tax assets and liabilities are as follows (in millions):

	April 27, 2014	April 28, 2013
Deferred tax assets:
Post employment benefits	$12.0	$52.8
Pension liability	2.8	19.4
Workers’ compensation	1.3	12.4
Net operating loss and tax credit carry forwards	0.5	3.7
Stock-based compensation	16.9	12.5
Fair value of derivatives	9.3	26.9
Inventory	10.1	—

Other	25.8	51.2
Gross deferred tax assets	78.7	178.9
Deferred tax liabilities:
Depreciation and amortization	61.0	134.9
Intangible assets	766.1	959.5
Inventory	—	32.1
Other	18.7	6.3

Gross deferred tax liabilities	845.8	1,132.8

Net deferred tax liability	$(767.1)	$(953.9)

At April 27, 2014, the Company has not provided any valuation allowance on its deferred tax assets. In evaluating the Company’s ability to realize its deferred tax assets, the Company considers all available positive and negative evidence and recognizes a benefit for those deferred tax assets that it believes will be more likely than not to be realized in the future.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

The differences between the expected provision (benefit) for income taxes and the actual provision (benefit) for income taxes computed at the statutory U.S. federal income tax rate for continuing operations is explained as follows (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Expected income provision (benefit) computed at the statutory U.S. federal income tax rate	$(1.6)	$(5.0)	$(31.6)
State taxes, net of federal benefit	0.5	(0.1)	(2.1)
Expense (benefit) of state tax law change and change ineffective state rate	3.2	(2.5)	0.9
Non-deductible severance related costs	—	—	8.3
Non-deductible transaction costs	1.6	—	0.4
Other	(0.6)	(0.7)	0.6

Actual provision (benefit) for income taxes	$3.1	$(8.3)	$(23.5)

As of April 27, 2014, the Company has state net operating loss carryforwards of $0.8 million, which will expire in fiscal 2022 and 2025, and state tax credits of $0.8 million, which will expire in fiscal 2024. The net operating loss and tax credit carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code.

The Company had gross unrecognized tax benefits of $7.6 million and $7.4 million as of April 27, 2014 and April 28, 2013, respectively.

Reconciliations of the beginning and ending balance of total unrecognized tax benefits for fiscal 2014 and fiscal 2013 are as follows (in millions):

	April 27, 2014	April 28, 2013

Balance at beginning of year	$7.4	$7.3
Additions based on tax positions related to the current year	0.6	1.0
Additions based on tax positions of prior years	2.5	1.2
Reductions for tax positions of prior years	(1.2)	—
Settlements	(1.4)	—
Lapse of statute of limitations issues	(0.3)	(2.1)

Balance at end of year	$7.6	$7.4

If recognized, $3.2 million and $5.8 million of the Company’s unrecognized tax benefits for fiscal 2014 and fiscal 2013, respectively, would impact the effective tax rate on loss from continuing operations. The Company’s continuing practice is to recognize interest on uncertain tax positions in income tax expense (benefit) and penalties in selling, general and administrative expense. For fiscal 2014, fiscal 2013, and fiscal 2012, the amount of interest recorded in the Consolidated Statements of Operations was $0.3 million, $0.2 million, and $0.0 million, respectively. As of April 27, 2014 and April 28, 2013, the amount of accrued interest included in the non-current income tax liability account was $0.9 million and $1.0 million, respectively. The Company has no amounts accrued for penalties.

The Company files income tax returns in the U.S. and in some foreign and state jurisdictions. A number of years may elapse before an uncertain tax position, for which the Company has unrecognized tax benefits, is audited and finally resolved. Favorable resolution would be recognized in the period of settlement. The Company believes it is reasonably possible it will settle an audit and close a tax year to audit during the next 12 months. Should this occur, the liability for unrecognized tax benefits would decrease by approximately $2 million.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

The Company has open tax years primarily from 2008 to 2013 with various significant taxing jurisdictions including the U.S., Mexico and Canada. These open years contain matters that could be subject to differing interpretations of applicable tax laws and regulations as they relate to the amount, timing or inclusion of revenue and expenses as determined by the various taxing jurisdictions.

Supplemental Disclosure of Cash Flow Information. Including discontinued operations, the Company made net income tax payments of $422.3 million and $24.8 million for fiscal 2014 and fiscal 2013, respectively. The Company realized a significant taxable gain on the sale of the Consumer Products Business because the tax basis of assets associated with the Consumer Products Business was not stepped up in connection with the Merger. Approximately $365.5 million of the fiscal 2014 tax payments relate to this taxable gain. The Company received net income tax refunds of $38.9 million for fiscal 2012, which includes discontinued operations.

Note 15.	Commitments and Contingencies

As part of its ongoing operations, the Operating Subsidiary enters into arrangements that obligate it to make future payments to various parties. Some of these contractual and other cash obligations are not reflected on the Consolidated Balance Sheets due to their nature. Such obligations include operating leases and other purchase commitments.

Lease Commitments

The Operating Subsidiary leases certain property, equipment and office and warehouse facilities. At April 27, 2014, the aggregate minimum rental payments required under non-cancelable operating leases were as follows (in millions):

2015	$21.1
2016	17.6
2017	14.3
2018	11.8
2019	11.3
Thereafter	20.3

Rent expense related to operating leases was comprised of the following (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Minimum rentals	$26.8	$23.1	$24.0
Contingent rentals	6.5	7.3	7.8

	$33.3	$30.4	$31.8

The Operating Subsidiary sub-leases office space to the Acquiror of the Consumer Products Business in addition to others. Future minimum rentals to be received under all non-cancelable operating sub-leases through March 31, 2021 were $24.5 million as of April 27, 2014.

Other Purchase Commitments

Co-pack, Packaging and Service Commitments. The Operating Subsidiary has entered into non-cancelable agreements with co-packers, packaging suppliers and other service providers with commitments generally ranging from one year to five years. In addition, the Operating Subsidiary has commitments under purchase orders with co-packers. Pricing under a metal can supplier agreement is adjusted up to twice a year to reflect changes in metal costs and annually to reflect changes in the costs of manufacturing.

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Total purchases under these agreements and purchase orders were as follows (in millions):

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Purchases	$271.7	$316.5	$275.4

Certain of the Operating Subsidiary’s products are supplied by a sole source co-packer located in the U.S.

At April 27, 2014, aggregate purchase commitments under non-cancelable agreements with co-packers, packaging suppliers and other service providers are estimated as follows (in millions):

2015	$238.9
2016	106.5
2017	106.7
2018	107.5
2019	108.9
Thereafter	280.9

Ingredients and other. The Operating Subsidiary has purchase commitments with vendors for various ingredients and other items. Total commitments under these agreements with payments due in fiscal 2015 were approximately $138.5 million and with payments due in fiscal 2016 were approximately $8.9 million as of April 27, 2014.

Union Contracts

As of April 27, 2014, the Operating Subsidiary had seven collective bargaining agreements with seven union locals covering approximately 45% of its hourly employees. Of these employees, approximately 28% are covered under collective bargaining agreements scheduled to expire in fiscal 2015, approximately 1% are covered under collective bargaining agreements scheduled to expire in fiscal 2016 to fiscal 2019 and approximately 71% are covered under collective bargaining agreements scheduled to expire in fiscal 2020. These agreements are subject to negotiation and renewal. The agreements scheduled to expire in fiscal 2015 have since been renewed.

Legal Proceedings

Commercial Litigation Involving the Company and its Subsidiaries

On February 2, 2015, Plaintiff filed a complaint in the U.S. District Court of the Northern District of Florida (Thomas v. Big Heart Pet Brands), alleging false and misleading advertising and misbranding under Florida’s consumer protection laws, negligence and breach of warranties. Specifically, the complaint alleges that Nature’s Recipe claims of “all natural” and “no artificial preservatives” on its packaging are inaccurate and misleading. Plaintiff seeks certification as a class action and damages in excess of $5.0 million. The Operating Subsidiary denies these allegations and intends to vigorously defend itself. The Operating Subsidiary cannot at this time reasonably estimate a range of exposure, if any, of the potential liability.

On October 31, 2014, the Ecuador National Court of Justice issued a final, non-appealable decision relating to the appeal by Empresa Pesquara Ecautorian S.A. Empesec (“Empesec”), an Ecuadorian corporation, of tax assessment claims made by the Ecuador Internal Revenue Service (“EIRS”) against Empesec for the 1999 tax year. Empesec is a former indirect subsidiary of H.J. Heinz Company (“Heinz”) involved in the North American tuna business (including the StarKist brand) that the Operating Subsidiary acquired from Heinz in December 2002 and subsequently sold in October 2008. Empesec has been disputing the 1999 tax year assessment in court along with an assessment related to the 2000 tax year (an appeal relating to the 2000 assessment is currently pending). The Operating Subsidiary did not have a business relationship with Empesec during 1999 or 2000. The assessment for the 1999 tax year is subject to enforcement against Empesec; however, Empesec believes that Heinz has an indemnification obligation. The Operating Subsidiary understands that as of May 2013 the amount assessed for the 1999 tax year was approximately $4.5 million and the amount assessed

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

for the 2000 tax year was approximately $5.2 million (including interest). The Operating Subsidiary believes that Heinz retained the obligation to indemnify Empesec for these tax assessments. Recently, beginning in June 2013, Heinz has asserted that the Operating Subsidiary was responsible for indemnifying Empesec for the assessments. The Operating Subsidiary responded to Heinz that the language of the agreements relating to the 2002 acquisition of the North American tuna and other businesses from Heinz and its decade-long course of conduct made Heinz responsible for the indemnification obligation. Heinz and the Operating Subsidiary have continued these discussions with no resolution. No litigation against the Operating Subsidiary has been initiated or threatened by Heinz. The Operating Subsidiary plans to continue to vigorously assert its position that Heinz bears full responsibility for the indemnification obligation. Since the Operating Subsidiary believes that Heinz is responsible for the indemnification obligation, it does not believe that a loss is probable at this time. However, the Operating Subsidiary cannot currently predict the ultimate outcome of this matter and therefore cannot at this time reasonably estimate a range of exposure, if any, of the potential liability.

On January 31, 2014, Plaintiff filed a complaint in the Superior Court of California, San Francisco County (Gamez v. Del Monte) alleging violations of various California wage and hour statutes. This lawsuit was transferred to Del Monte Foods, Inc. pursuant to the terms of the Purchase Agreement. However, liabilities associated with Kingsburg, CA and Terminal Island, CA facilities were retained by the Operating Subsidiary. On August 7, 2014, the Court approved to transfer this case to the Superior Court of California, Fresno County. On October 14, 2014, the Operating Subsidiary was served with the Complaint. Del Monte Foods, Inc. is maintaining primary defense of the litigation, but any settlement made with the class will likely include the Operating Subsidiary. The Operating Subsidiary denies these allegations and intends to vigorously defend itself. The Operating Subsidiary has accrued an estimated amount to resolve this matter that is not considered material.

On April 19, 2013, Plaintiff filed a complaint on behalf of himself and all other similarly situated employees in Superior Court of California, Alameda County (Montgomery v. Del Monte) alleging, inter alia, failure to provide meal and rest periods and pay wages properly in violation of various California wage and hour statutes. This lawsuit was transferred to Del Monte Foods, Inc. pursuant to the terms of the Purchase Agreement. However, liabilities associated with Kingsburg, CA and Terminal Island, CA facilities were retained by the Operating Subsidiary. Del Monte Foods, Inc. is maintaining primary defense of the litigation, but any settlement made with the class will likely include the Operating Subsidiary. The Operating Subsidiary denies these allegations and intends to vigorously defend itself. Mediation was held on June 24, 2014. A settlement was preliminarily approved by the Court on December 4, 2014. The hearing for final Court approval is set for May 18, 2015. The Operating Subsidiary has accrued an estimated amount to resolve this matter that is not considered material, and the Operating Subsidiary’s share of the settlement is expected to be covered by the amount accrued.

On January 31, 2013, a putative class action complaint was filed against the Operating Subsidiary in the Circuit Court of Jackson County, Missouri (Miller v. Del Monte, formerly known as Harmon v. Del Monte) alleging that Milo’s Kitchen chicken jerky treats (“Chicken Jerky Treats”) and Milo’s Kitchen Chicken Grillers Recipe home-style dog treats contain “poisonous antibiotics and other potentially lethal substances.” Plaintiff seeks certification as a class action, as well as restitution and damages not to exceed $75,000 per class member and the aggregated claim for damages of the class not to exceed $5.0 million under the Missouri Merchandising Practices Act. The complaint also alleges the Operating Subsidiary continued to sell its Chicken Jerky Treats in Jackson County, Missouri after it announced its recall of the product on January 9, 2013. The Operating Subsidiary successfully removed this case to federal court on March 12, 2013. On April 9, 2013, Plaintiff filed a Second Amended Class Action Petition against the Operating Subsidiary. The Operating Subsidiary filed its Motion to Transfer to the Western District of Pennsylvania on April 19, 2013 and its Motion to Stay Pending the Motion to Transfer on April 25, 2013. The Motion to Stay was granted the same day it was filed. On May 6, 2013, Plaintiff filed an Opposition to Defendant’s Motion to Transfer. The Operating Subsidiary filed its Reply in Support of its Motion to Transfer on May 23, 2013. The Court denied the Operating Subsidiary’s Motion to Transfer on July 22, 2013. The Operating Subsidiary filed its Answer on August 13, 2013 and discovery has commenced. On February 3, 2014, Plaintiff filed a Third Amended Complaint and filed a Fourth Amended Complaint to include an additional named plaintiff on April 22, 2014. The Plaintiffs filed a Fifth Amended Complaint on July 14, 2014 to include an additional Plaintiff and remove Harmon as a named Plaintiff. The Opposition to the Plaintiffs’ Motion for Class Certification was filed on January 20, 2015. The Operating Subsidiary denies these allegations and intends to vigorously defend itself. The Operating Subsidiary cannot at this time reasonably estimate a range of exposure, if any, of the potential liability.

On September 6, 2012, October 12, 2012 and October 16, 2012, three separate putative class action complaints were filed against the Operating Subsidiary in U.S. District Court for the Northern District of California (Langone v. Del Monte, Ruff v. Del Monte, and Funke v. Del Monte, respectively) alleging product liability claims relating to Chicken Jerky Treats. Specifically, the complaints allege that Plaintiffs’ dogs became ill as a result of consumption of Chicken Jerky Treats. The complaints also allege that the Operating

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Subsidiary breached its warranties and California’s consumer protection laws. Each of the complaints seeks certification as a class action and damages in excess of $5.0 million. The Operating Subsidiary denies these allegations and intends to vigorously defend itself. On December 18, 2012, Plaintiffs filed a motion to relate and consolidate the Langone, Ruff and Funke matters. The Operating Subsidiary agreed that the cases are related but argued in its response that they should not be consolidated. The Court ordered the cases are related in an Order on January 24, 2013. In the Langone case, the Operating Subsidiary filed a Motion to Transfer/Dismiss on February 1, 2013. Plaintiff in the Langone matter voluntarily dismissed his Complaint without prejudice on February 21, 2013 and re-filed in the U.S. District Court for the Western District of Pennsylvania on May 21, 2013. The Operating Subsidiary filed its Motion to Dismiss in the Langone case with the U.S. District Court for the Western District of Pennsylvania on August 2, 2013. The individual claims in the Langone case were settled for a de minimus amount, and a stipulation to dismiss with prejudice was filed on November 25, 2013. On April 9, 2013, the Court transferred Ruff and Funke to the U.S. District Court for the Western District of Pennsylvania but denied without prejudice Defendant’s motions to consolidate and dismiss. On April 23, 2013, the Operating Subsidiary filed its Motion to Dismiss in Ruff and Funke with the U.S. District Court for the Western District of Pennsylvania and its Reply in Support of its Motion to Dismiss in both cases on June 3, 2013. On February 11, 2014, the Magistrate Judge issued a Report and Recommendation that the Motion to Dismiss be granted as to Plaintiffs’ claim for unjust enrichment and denied in all other respects. The Operating Subsidiary filed its objections to the Report and Recommendations on March 5, 2014. The District Judge adopted the Magistrate Judge’s Report and Recommendation on March 25, 2014. The Operating Subsidiary filed its Answer on April 8, 2014. The Operating Subsidiary cannot at this time reasonably estimate a range of exposure, if any, of the potential liability.

On July 19, 2012, a putative class action complaint was filed against the Operating Subsidiary in U.S. District Court for the Western District of Pennsylvania (Mazur v. Del Monte) alleging product liability claims relating to Chicken Jerky Treats. Specifically, the complaint alleges that Plaintiff’s dog became ill and had to be euthanized as a result of consumption of Chicken Jerky Treats. The complaint also alleges that the Operating Subsidiary breached its warranties and Pennsylvania’s consumer protection laws. The complaint seeks certification as a class action and damages in excess of $5.0 million. The Operating Subsidiary denies these allegations and intends to vigorously defend itself. On August 3, 2012, Plaintiff’s counsel filed a Motion to Consolidate the previously filed two similar class actions against Nestle Purina Petcare Company, owner of the Waggin’ Train brand of chicken jerky treats, in U.S. District Court for the Northern District of Illinois under the federal rules for multi-district litigation (“MDL”). Plaintiff’s Motion also sought to include the case against the Operating Subsidiary in the proposed MDL consolidation as a “related case.” On September 28, 2012, the Court denied the MDL Motion. The case will now proceed in the jurisdiction in which it was originally filed. Plaintiff filed a Motion for Leave to Commence Limited Discovery on the subject of the voluntary recall of Chicken Jerky Treats on January 25, 2013. The Operating Subsidiary filed its response opposing the Motion on February 8, 2013. The Court denied Plaintiff’s Motion on March 12, 2013; thus, discovery is stayed until the Court rules on the Operating Subsidiary’s Motion to Dismiss, which was filed on September 24, 2012. On May 24, 2013, the Judge in the matter issued a Report and Recommendation stating that the Motion to Dismiss be granted as to Plaintiff’s claim for unjust enrichment and denied in all other respects. The Operating Subsidiary filed its Objections to the Report and Recommendation on June 7, 2013. The Court issued an Order adopting the Magistrate Judge’s Report and Recommendation on June 25, 2013. The Court denied the Operating Subsidiary’s Motion for Reconsideration on July 8, 2013. The Operating Subsidiary filed its Answer on August 2, 2013. The Operating Subsidiary cannot at this time reasonably estimate a range of exposure, if any, of the potential liability.

On August 16, 2013, the Langone, Ruff, Funke and Mazur cases were consolidated.

On June 22, 2012, a putative class action complaint was filed against the Operating Subsidiary in Los Angeles Superior Court (Webster v. Del Monte) alleging false advertising under California’s consumer protection laws, negligence, breach of warranty and strict liability. Specifically, the complaint alleges that the Operating Subsidiary engaged in false advertising by representing that the Chicken Jerky Treats are healthy, wholesome, and safe for consumption by dogs, and alleges that Plaintiff’s pet became ill after consuming Chicken Jerky Treats. The allegations apply to all other putative class members similarly situated. The complaint seeks certification as a class action and unspecified damages, disgorgement of profits, punitive damages, attorneys’ fees and injunctive relief. The Operating Subsidiary denies these allegations and intends to vigorously defend itself. On September 6, 2012, the Operating Subsidiary filed a Notice of Removal to remove the case to the U.S. District Court for the Central District of California. Plaintiff subsequently filed a motion to amend its complaint to remove the federal class action claims and remand the case back to Los Angeles County Superior Court. The Operating Subsidiary subsequently stipulated to Plaintiff’s motion, and the case has been remanded to Los Angeles County Superior Court. The Operating Subsidiary filed a Motion for Judgment on the Pleadings on July 3, 2013. The Plaintiff filed an Opposition on August 21, 2013. The Operating Subsidiary filed its Reply on August 27, 2013. The Court denied the

BLUE ACQUISITION GROUP, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Operating Subsidiary’s Motion for Judgment on the Pleadings on February 20, 2014. The Operating Subsidiary cannot at this time reasonably estimate a range of exposure, if any, of the potential liability.

Note 16.	Related Party Transactions

Substantially all of the Company’s outstanding common stock is held by Blue Holdings I, L.P.; a partnership that is controlled by funds affiliated with the Sponsors. Blue Holdings GP, LLC is the general partner of Blue Holdings I, L.P. Funds affiliated with the Sponsors control Blue Holdings GP, LLC. The following provides a summary of material transactions that involve the Company, the Operating Subsidiary, DMFC, management, the Sponsors and entities affiliated with the Sponsors, Blue Sub, Blue Holdings I, L.P. and Blue Holdings GP, LLC.

Equity Contributions – Capitalization of the Company

Pursuant to an equity contribution agreement dated March 8, 2011, and an equity contribution and subscription agreement, dated February 16, 2011, Blue Holdings I, L.P. contributed to the Company the sum of approximately $1,564.2 million and received from the Company 312,829,237 shares of common stock of the Company. The Operating Subsidiary’s (i) Executive Vice President and Chief Financial Officer and (ii) then Chief Operating Officer contributed approximately $0.6 million in the aggregate in cash to the Company and received 125,644 shares of common stock of the Company. Blue Acquisition Group, Inc. then contributed to Blue Sub approximately $1,550.7 million and paid $14.2 million in expenses on behalf of Blue Sub, and received from Blue Sub 10 shares of common stock of Blue Sub, which represented 100% of Blue Sub’s outstanding common stock.

Transactions with the Sponsors

Monitoring Agreement

On March 8, 2011, in connection with the Merger, entities affiliated with the Sponsors and an entity affiliated with AlpInvest Partners (the “AlpInvest Manager,” together with the affiliates of the Sponsors, collectively, the “Managers”) entered into a monitoring agreement (the “Monitoring Agreement”) with the Operating Subsidiary, the Company and Blue Holdings I, L.P., pursuant to which the Managers provide management, consulting, financial and other advisory services to the Operating Subsidiary and to its divisions, subsidiaries, parent entities and controlled affiliates. Pursuant to the Monitoring Agreement, the Managers, other than the AlpInvest Manager, are entitled to receive an aggregate annual advisory fee to be allocated among the Sponsors in accordance with their respective equity holdings in Blue Holdings I, L.P. in an amount equal to the greater of (i) $6.5 million and (ii) 1.00% of the Operating Subsidiary’s “Adjusted EBITDA” (as defined in the Senior Notes Indenture) less an annual advisory fee of approximately $0.25 million paid to the AlpInvest Manager. For fiscal 2014, fiscal 2013, and fiscal 2012, the total expense for the Monitoring Agreement was $6.6 million, $6.7 million, and $6.5 million, respectively. As of April 27, 2014, there was a payable of $1.6 million due to the Managers related to the Monitoring Agreement, which amount is included in accounts payable and accrued expenses on the Consolidated Balance Sheets.

The Managers also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with the provision of services pursuant to the Monitoring Agreement. The Monitoring Agreement will continue indefinitely unless terminated by the consent of all the parties thereto. In addition, the Monitoring Agreement will terminate automatically upon an initial public offering of the Company, unless the Operating Subsidiary elects by prior written notice to continue the Monitoring Agreement. Upon a change of control of the Company, the Operating Subsidiary may terminate the Monitoring Agreement.

Indemnification Agreement

On March 8, 2011, DMFC, the Company, Blue Holdings I, L.P. and Blue Holdings GP, LLC, entered into an indemnification agreement with the Managers. This indemnification agreement contains a customary exculpation and indemnification provisions in favor of the Managers and their affiliates.

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April 27, 2014

Sale of the Consumer Products Business

In February 2014, following the sale of the Consumer Products Business, the Operating Subsidiary paid a total of $15.0 million to the Sponsors for transaction related fees, which included $8.9 million to KKR, $4.2 million to Vestar, $1.6 million to Centerview, and $0.3 million to the AlpInvest Manager. The Operating Subsidiary also paid an advisory fee of $9.4 million to Centerview Partners LLC, an affiliate of Centerview.

Pittsburgh Office Space Lease

On July 31, 2012, the Operating Subsidiary assigned its Right Of First Refusal (“ROFR”) with respect to its leased administrative space in Pittsburgh, Pennsylvania (“Pittsburgh Office Space”) and the related Landlord Partnership Interests to an affiliate of KKR. On November 20, 2012, a KKR affiliate purchased 89% of the Landlord Partnership Interests, and made a payment of $0.4 million to the Operating Subsidiary in consideration of the prior assignment of the ROFR. As a result, the KKR affiliate is the beneficiary of future lease payments made by the Operating Subsidiary through the remaining term of the lease. For the fiscal year ended April 27, 2014, the Operating Subsidiary paid approximately $2.8 million of rent to the KKR affiliate. For the period from November 20, 2012 to April 28, 2013, the Operating Subsidiary paid approximately $1.2 million of rent to the KKR affiliate.

Natural Balance Acquisition

The Operating Subsidiary paid $3.5 million to a Vestar advisor for a finder’s fee related to the Natural Balance acquisition during fiscal 2014.

Financing Arrangements

In February 2014, the Operating Subsidiary paid $0.4 million to KKR Capital Markets LLC, an affiliate of KKR (“KCM”), for arrangement services in connection with entering into an amendment to the Senior Secured Term Loan Credit Agreement and refinancing the Senior Secured Asset-Based Revolving Credit Agreement.

Other Transactions

Equity Method Investees

The Operating Subsidiary made total purchases of $82.8 million from equity method investees during fiscal 2014.

In January 2013, the Operating Subsidiary engaged KCM to act as a joint lead arranger and joint bookrunner in connection with the amendment to the Senior Secured Term Loan Credit Agreement. KCM received approximately $0.6 million for its services in arranging the transaction.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

April 27, 2014

Note 17.	Quarterly Results of Operations (unaudited)

	First	Second	Third	Fourth
	(in millions)
Fiscal 2014:
Net sales	$481.0	$552.0	$575.7	$581.4
Operating income	66.2	71.8	82.4	34.4
Net income (loss)	19.9	(92.7)	34.2	(91.6)

	First	Second	Third	Fourth
	(in millions)
Fiscal 2013:
Net sales	$458.3	$497.0	$527.0	$506.7
Operating income	28.1	57.1	65.1	82.8
Net income	6.3	29.6	28.3	28.0

As described in Note 4, the Company recognized a non-cash impairment charge of $193.8 million before income taxes in the second quarter of fiscal 2014 as well as a pre-tax gain on sale of $1.2 million (recognized in the fourth quarter of fiscal 2014) related to the sale of the Consumer Products Business. In the fourth quarter of fiscal 2014, the Company also incurred a significant tax expense within discontinued operations associated with the significant taxable gain on the sale of the Consumer Products Business.

Net sales and operating income as presented in the quarterly results of operations above are for continuing operations.

Note 18.	Geographic Information

The following table presents domestic and foreign net sales as a percentage of total net sales:

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Percentage of net sales:
Domestic	95.7%	96.4%	96.2%
Foreign	4.3%	3.6%	3.8%

At April 27, 2014, substantially all of the Company’s fixed assets are located in the United States.

Note 19.	Subsequent Events

On February 3, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The J. M. Smucker Company (“Smucker”), and certain subsidiaries of Smucker, pursuant to which Smucker will acquire the Company (the “Smucker Merger”), on the terms and subject to the conditions set forth in the Merger Agreement. The aggregate purchase price paid by Smucker will consist of approximately 17.9 million shares of Smucker common stock and approximately $1.3 billion in cash, subject to a post-closing working capital adjustment, and adjustment for cash, transaction expenses and certain other amounts. Smucker will also refinance approximately $2.6 billion of the Operating Subsidiary’s outstanding debt.

Under the 2011 Stock Incentive Plan for Key Employees of the Company, the Smucker Merger constitutes a change in control transaction. As of the Smucker Merger closing date, any outstanding unvested portion of restricted common stock, service-based stock options, EBITDA Performance Options and, except for one officer, Exit Return Options become vested and all vested restricted common stock and stock options will be converted into Smucker common stock and cash pursuant to the terms of the Merger

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Agreement. The Operating Subsidiary is currently evaluating and will recognize stock compensation expense related to the accelerated vesting of restricted common stock and stock options in the Company’s consolidated statement of operations upon closing of the Smucker Merger.

On February 13, 2015, the Operating Subsidiary issued a notice pursuant to the indenture governing its $900.0 million outstanding 7.625% Senior Notes due 2019, that it intends to redeem the full aggregate principal amount outstanding of the Senior Notes as early as March 16, 2015. The Senior Notes will be redeemed at a redemption price equal to 101.906% of their aggregate principal amount plus accrued and unpaid interest to the redemption date. The Company is obligated to pay the redemption price on the redemption date and is subject to the occurrence of the Effective Time (as defined in the Merger Agreement) among the Company and Smucker, the receipt by Smucker of net cash proceeds from third-party debt financing sources for the purpose of enabling Smucker to fulfill its obligations under the Merger Agreement, and receipt by the Operating Subsidiary of immediately available funds for the purpose of enabling the Operating Subsidiary to redeem the Senior Notes in full and pay certain fees and expenses in connection therewith.

On March 23, 2015, the Smucker Merger closed and the Company was merged with and into SPF Holdings II, LLC, a direct subsidiary of Smucker. As a result, the Operating Subsidiary is now a wholly-owned subsidiary of SPF Holdings II, LLC.

As indicated in Note 4, in June 2014, the Operating Subsidiary received a notice of disagreement from the Acquiror of the Consumer Products Business disputing the $16.3 million working capital adjustment, as well as the incremental preliminary working capital adjustment of approximately $110.0 million paid by the Acquiror at closing. Pursuant to the terms of the Purchase Agreement, the working capital dispute was submitted to a mutually agreed upon independent certified public accounting firm of national recognition in the U.S. Although the Operating Subsidiary believes that the working capital adjustment presented to the Acquiror was appropriate and in accordance with the terms of the Purchase Agreement, on July 29, 2015, the independent certified public accounting firm ruled in favor of the Acquiror’s interpretation of how the working capital should be calculated pursuant to the terms of the Purchase Agreement. In connection with such ruling, the Operating Subsidiary is currently recalculating the original working capital amount, which could result in a materially different adjustment and could significantly impact cash flows. Despite such ruling, Smucker will continue to vigorously defend the Operating Subsidiary’s position. The Operating Subsidiary cannot currently predict the ultimate outcome of this adjustment and, accordingly, has not reflected a liability related to this matter in the accompanying consolidated balance sheets.